PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 27, 2002)

Filed pursuant to Rule 424(B)(5)

SEC File No. 333-84088

$200,000,000

D.R. Horton, Inc.

6.875% Senior Notes due 2013

The notes will bear interest at the rate of 6.875% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning on November 1, 2003. The notes will mature on May 1, 2013.

At any time on or before May 1, 2006, we may redeem these notes with the net cash proceeds of one or more public equity offerings by us, at a redemption price equal to 106.875% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, so long as at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding.

The notes will be senior obligations of our company and will rank equally with all of our existing and future unsecured and unsubordinated senior indebtedness, including our revolving credit facility.

All of our existing and future restricted subsidiaries will guarantee the notes. These guarantees will be unsecured and will rank equally with all existing and future unsecured and unsubordinated indebtedness of the guarantors, including their guarantees of our credit facility.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	100.000%	$200,000,000

Underwriting Discount	0.825%	$1,650,000

Proceeds to D.R. Horton, Inc. (before expenses)	99.175%	$198,350,000

Interest on the notes will accrue from April 17, 2003.

The underwriters expect to deliver the notes to purchasers on or about April 17, 2003.

Joint Book-Running Managers

Citigroup	Banc of America Securities LLC

April 11, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

i

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus supplement and the information incorporated by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements typically include the words “believe,” “expect,” “anticipate,” “estimate,” “project” and “future.” These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	changes in general economic, real estate and business conditions;

•	changes in interest rates and the availability of mortgage financing;

•	governmental regulations and environmental matters;

•	our substantial leverage;

•	competitive conditions within our industry;

•	the availability of capital; and

•	our ability to effect our growth strategies successfully.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus supplement by reference should be consulted.

See the section entitled “Risk Factors.”

ii

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of the offering. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated into them by reference, including the financial statements and their accompanying notes. Unless the context otherwise requires, the terms “D.R. Horton,” the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

We are a national homebuilder. We construct and sell single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. We offer high quality homes, designed principally for first-time and move-up home buyers. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $900,000. For the year ended September 30, 2002, we closed 29,761 homes with an average closing sales price approximating $219,400. For the quarter ended December 31, 2002, we closed 7,514 homes with an average closing sales price approximating $221,800.

We are one of the largest and most geographically diversified homebuilders in the United States, with operating divisions in 20 states and 44 markets. The markets we operate in include: Albuquerque, Atlanta, Austin, Birmingham, Charleston, Charlotte, Chicago, Colorado Springs, Columbia, Dallas, Denver, Fort Collins, Fort Myers/Naples, Fort Worth, Greensboro, Greenville, Hawaii, Hilton Head, Houston, Inland Empire (Southern California), Jacksonville, Killeen, Las Vegas, Los Angeles, Maryland-D.C., Miami/West Palm Beach, Minneapolis/St. Paul, Myrtle Beach, New Jersey, Oakland, Orange County, Orlando, Phoenix, Portland, Raleigh/Durham, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco, Seattle/Tacoma, Tucson, Ventura County, and Virginia-D.C.

We build homes under the following names: D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Melody, Milburn, Regency, Schuler, SGS Communities, Stafford, Torrey, Trimark and Western Pacific.

Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations are a substantial part of our business, comprising more than 98% of consolidated revenues in fiscal 2000, 2001 and 2002. Our homebuilding operations segment generates the majority of its revenues from the sale of completed homes with a lesser amount from the sale of land and lots. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets, for both of our reporting segments is included in our consolidated financial statements.

Donald R. Horton began our homebuilding business in 1978. In 1991 we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies which were residential home construction and development companies owned or controlled by Mr. Horton. In the last nine fiscal years, we have acquired 17 other homebuilding companies, including Schuler Homes which we acquired on February 21, 2002. Schuler strengthened our market position in several markets, including California, while expanding our geographic presence and product offerings in other markets in the West region.

Our principal executive offices are at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, our telephone number is (817) 856-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus supplement.

Recent Developments

Recent Sales Orders

For the fiscal quarter ended March 31, 2003, our net new sales orders increased 33% to $2.4 billion (10,548 homes), compared to $1.8 billion (8,617 homes) for the same quarter of fiscal 2002. In markets where we operated throughout both fiscal quarters, or throughout comparable portions thereof, net new sales orders for the fiscal quarter ended March 31, 2003 increased 19% over the same quarter of fiscal 2002. Net new sales orders for the first six months of fiscal 2003 increased 45% to $4.1 billion (17,800 homes), compared to $2.9 billion (13,761 homes) for the same period of fiscal 2002. In markets where we operated throughout both fiscal six- month periods, or throughout comparable portions thereof, net new sales orders for the six months ended March 31, 2003 increased 20% over the same six-month period of fiscal 2002.

Share Repurchase

Between March 5, 2003 and March 26, 2003, we repurchased 1,672,500 shares of our common stock in open market purchases at an aggregate purchase price of $29.5 million. At April 10, 2003, we had $33.5 million remaining on a board of directors’ authorization for repurchases of our common stock.

Quarterly Cash Dividend

In January 2003, we declared a cash dividend of seven cents ($0.07) per share, which adjusted for the three-for-two stock split of April 2002, was a 75% increase over the six cents ($0.06) per share quarterly cash dividend declared in the same quarter of 2002. The quarterly cash dividend, in an aggregate amount of $10.3 million, was paid on February 14, 2003.

Increase in Authorized Shares of Common Stock

After approval by our stockholders at our annual meeting of stockholders on January 30, 2003, we amended our certificate of incorporation, as amended, to increase the number of authorized shares of common stock from 200 million to 400 million.

The Offering

Issuer	D.R. Horton, Inc., a Delaware corporation.

The Notes	$200 million aggregate principal amount of 6.875% Senior Notes due 2013.

Maturity	May 1, 2013.

Payment of Interest	Interest will accrue from April 17, 2003 and will be payable semi-annually on each May 1 and November 1, commencing November 1, 2003.

Guarantees

Each guarantor is our wholly owned subsidiary that is a restricted subsidiary under the supplemental indenture for these notes. However, not all of our wholly owned subsidiaries are guarantors of these notes. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them.

Equity Clawback

At any time on or before May 1, 2006, we may redeem these notes with the net cash proceeds of one or more public equity offerings by us, at a redemption price equal to 106.875% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, so long as at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding.

Change of Control

Upon a change of control as described in the section “Description of Notes,” you will have the right to require us to purchase some or all of your notes at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. We can give no assurance that upon such an event we will have sufficient funds to purchase any of your notes.

Ranking	These notes are our general obligations and will not be secured by any collateral. Your right to payment under these notes will be:

•	junior to the rights of our secured creditors to the extent of the value of their security in our assets;

•	equal with the rights of creditors under our other unsecured unsubordinated debt, including our revolving credit facility; and

•	senior to the rights of creditors under our debt that is expressly subordinated to these notes.

The guarantees of our existing and future restricted subsidiaries will also not be secured by any collateral. Your right to payment under any guarantee will be:

•	junior to the rights of secured creditors to the extent of their security in the guarantors’ assets;

•	equal with the rights of creditors under the guarantors’ other unsecured unsubordinated debt, including the guarantors’ guarantee of our revolving credit facility; and

•	senior to the rights of creditors under the guarantors’ debt that is expressly subordinated to the guarantees.

At December 31, 2002, assuming we had completed this offering of notes on that date and the net proceeds of this offering were used to redeem the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006, D.R. Horton, Inc. and the guarantors would have had approximately $2,714.9 million of debt outstanding, including the notes being offered by this prospectus supplement. Of this debt, $60.6 million would have been secured debt, $1,952.7 million would have been unsubordinated unsecured debt that ranked equally with the notes being offered by this prospectus supplement, and $501.6 million would have been subordinated to these notes. In addition, at such date, our non-guarantor subsidiaries had approximately $375.1 million of debt outstanding.

Certain Covenants

We will issue the notes under an indenture as supplemented by a supplemental indenture (the “indenture”). The indenture, among other things, restricts our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	pay dividends on our common stock;

•	repurchase our common stock;

•	make investments in subsidiaries that are not restricted;

•	use assets as security in other transactions;

•	sell assets outside the ordinary course of business;

•	merge with or into other companies; and

•	enter into certain transactions with our affiliates.

If these notes are rated investment grade by both Standard and Poor’s Rating Group and Moody’s Investor Service, Inc., certain of these covenants shall cease to apply.

For more details, see the section “Description of Notes” under the heading “Certain Covenants.”

Use of Proceeds

We intend to use the proceeds from the offering principally to redeem the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006 at a redemption price of 100% of the principal amount plus accrued interest. We intend to call such notes for redemption promptly upon completion of this offering. We intend to use the remainder of the proceeds from the offering to reduce borrowings under our revolving credit facility. For more details, see the section “Use of Proceeds.”

Summary Consolidated and Pro Forma Combined Financial Information and Operating Data

The following summary consolidated financial information for the five years ended September 30, 2002, is derived from our audited consolidated financial statements. On April 20, 1998, we consummated a merger with Continental Homes Holding Corp., which was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been restated as if we had been combined throughout the periods presented. The following summary consolidated financial information for the three months ended December 31, 2002 and 2001, is derived from our unaudited consolidated financial statements.

The following unaudited summary pro forma combined financial information gives effect to our acquisition of Schuler. The unaudited pro forma combined condensed statements of income for the year ended September 30, 2002, including the pro forma adjustments and accompanying notes, are incorporated herein by reference to the Form 8-K we will file with the SEC prior to the closing of the offering of the notes. The unaudited summary pro forma combined income statement information for the year ended September 30, 2002, assumes the acquisition occurred on October 1, 2001. The financial information about Schuler included in the pro forma combined information for the year ended September 30, 2002 has been derived from the Schuler (and its predecessor) unaudited financial statements.

The unaudited summary pro forma combined financial statement information has been included for comparative purposes only. The unaudited summary pro forma combined financial statement information does not purport to show what the financial position or operating results would have been if the acquisition had been consummated as of the date indicated and should not be construed as representative of future operating results.

	D.R. Horton for the Fiscal Years Ended September 30,					Pro Forma Combined with Schuler for the Fiscal Year Ended September 30,	D.R. Horton Three Months Ended December 31,
	1998	1999	2000	2001	2002	2002	2001	2002
	(in millions, except for number of homes and ratio of earnings to fixed charges)
						(unaudited)	(unaudited)
Income Statement Data:
Revenues:
Homebuilding	$2,155.0	$3,119.0	$3,604.2	$4,383.6	$6,625.2	$7,200.2	$1,135.0	$1,706.7
Financial services	21.9	37.3	49.5	72.0	113.6	113.6	24.9	38.2
Gross profit	394.9	570.5	663.1	856.4	1,260.8	1,382.8	228.2	338.2
Income before income taxes:
Homebuilding	152.0	250.7	294.5	380.8	591.1	643.9	106.0	158.8
Financial services	7.1	13.1	14.7	27.0	56.4	56.4	11.5	20.1
Cumulative effect of change in accounting principle, net of income taxes(1)	—	—	—	2.1	—	—	—	—
Net income(2)	93.4	159.8	191.7	257.0	404.7	436.7	73.4	111.8
Selected Operating Data:
Gross profit margin	18.3%	18.3%	18.4%	19.5%	19.0%	19.2%	20.1%	19.8%
Number of homes closed	13,944	18,395	19,144	21,371	29,761	31,780	5,691	7,514
New sales orders, net (homes)(3)	15,952	18,911	19,223	22,179	31,491	33,620	5,144	7,252
New sales orders, net ($ value)(3)	$2,533.2	$3,266.2	$3,676.4	$4,502.6	$6,885.9	$7,560.1	$1,021.4	$1,698.5
Sales backlog at end of period (homes)(4)	6,341	7,309	7,388	9,263	12,697	12,697	8,716	12,435
Sales backlog at end of period ($ value)(4)	$1,052.9	$1,356.5	$1,536.9	$1,933.8	$2,825.2	$2,825.2	$1,829.5	$2,857.3
Other Financial Data:
Interest expensed:
Expensed directly	$16.2	$16.5	$15.8	$14.1	$11.5	$12.5	$2.5	$2.4
Amortized to cost of sales	48.0	58.2	69.6	91.4	136.1	155.8	22.3	39.5
Provision for income taxes	65.7	104.0	117.5	152.9	242.8	263.6	44.1	67.1
Depreciation and amortization	9.4	20.3	22.0	31.2	32.8	38.5	5.3	9.0
Interest incurred(5)	70.4	81.0	110.0	136.3	204.3	228.2	38.0	58.8
Ratio of earnings to fixed charges(6)	3.13x	4.10x	3.52x	3.69x	3.82x	NA	3.68x	3.67x

	D.R. Horton As of September 30,					D.R. Horton As of December 31,
	1998	1999	2000	2001	2002	2001	2002
						(unaudited)
Balance Sheet Data:
Inventories	$1,358.0	$1,866.1	$2,191.0	$2,804.4	$4,343.1	$2,980.1	$4,580.5
Total assets	1,667.8	2,361.8	2,694.6	3,652.2	6,017.5	3,660.8	6,258.6
Notes payable	854.5	1,190.6	1,344.4	1,884.3	2,878.3	1,854.7	3,037.9
Stockholders’ equity	549.4	797.6	969.6	1,250.2	2,269.9	1,323.3	2,374.1

(1)	On October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS #133) as amended by SFAS #137 and #138. Accordingly, the fair market value of our interest rate swaps, which were not designated as hedges under SFAS #133, was recorded, net of applicable income taxes, as a cumulative effect of a change in accounting principle.

(2)	Beginning in fiscal 2002, pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we no longer amortize goodwill, but test it for impairment annually. If we had not amortized goodwill in fiscal 1998, 1999, 2000 and 2001, reported net income and diluted net income per share (before cumulative effect of change in accounting principle in 2001) would have been:

	Net Income (in millions)			Diluted Net Income per Share
	Originally Reported	Increase	Before Goodwill Amortization	Originally Reported	Increase	Before Goodwill Amortization
1998	$93.4	$2.0	$95.4	$0.86	$0.02	$0.88
1999	159.8	5.8	165.6	1.38	0.05	1.43
2000	191.7	5.1	196.8	1.69	0.04	1.73
2001	254.9	6.0	260.9	2.21	0.05	2.26

(3)	Represents homes placed under contract during the period, net of cancellations.

(4)	Represents homes under contract but not yet closed at the end of the period, some of which are subject to contingencies, including mortgage loan approval. In the past, our backlog has been a reliable indicator of future closings, but we cannot assure you that homes subject to pending sales contracts will close.

(5)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.

(6)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and the cumulative effect of change in accounting principle, and before adjustment for minority interests in the income of consolidated subsidiaries and income or loss from equity investments, plus interest amortized to cost of sales, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

RISK FACTORS

Before purchasing these notes, you should consider all of the information set forth in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference and, in particular, you should evaluate the risk factors set forth below.

Risks Relating to Our Business

Because of the cyclical nature of our industry, future changes in general economic, real estate construction or other business conditions could adversely affect our business.

Cyclical Industry.    The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:

•	employment levels;

•	availability of financing for home buyers;

•	interest rates;

•	consumer confidence; and

•	housing demand.

An oversupply of alternatives to new homes, such as rental properties and used homes, could depress new home prices and reduce our margins on the sales of new homes.

Risks Related to National Security.    Military actions in the Middle East, terrorist attacks, other acts of violence or threats to national security, and any corresponding response by the United States, may adversely affect general economic conditions or cause a slowdown of the national economy, which in turn could adversely affect our business.

Inventory Risks.    Inventory risks can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have bought and developed land on which we cannot build and sell homes. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures we employ to manage inventory risks will be successful.

In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss.

Supply Risks.    The homebuilding industry has from time to time experienced significant difficulties, including:

•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

Risks from Nature.    Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, floods and fires, can harm the homebuilding business. The climates and geology of many of the states in which we operate, including California, Florida, Georgia, Hawaii, North Carolina, Oregon, South Carolina, Texas and Washington, present increased risks of natural disaster.

As a result of all of the foregoing, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or pay more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because we fix our prices up to six months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

Future increases in interest rates or reductions in mortgage availability could prevent potential customers from buying our homes which could adversely affect our business.

Virtually all our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their homes to potential buyers who need financing. This could adversely affect our business and related results of operations.

In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of such financing could adversely affect our sales.

Governmental regulations could increase the cost and limit the availability of our development and homebuilding projects which could adversely affect our business.

We are subject to extensive and complex regulations that affect the development and homebuilding process, including zoning, density and building standards. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the costs of development or homebuilding.

We also are subject to a variety of local, state and federal laws and regulations concerning protection of the environment. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

Our substantial debt could adversely affect our financial condition.

We have a significant amount of debt. As of December 31, 2002, assuming we had completed this offering of notes on that date and the net proceeds were used to redeem the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006, our consolidated debt would have been approximately $3.1 billion.

Possible Consequences.    The amount of our debt could have important consequences to you. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

Dependence on Future Performance.    Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility bear interest at floating rates. We have entered into “interest rate swap” agreements to fix our interest rate for only a portion of our outstanding borrowings.

Our debt payment obligations for the 12 months following January 1, 2003 total $393.4 million. Additionally on May 12, 2003, the holders of our zero-coupon convertible senior notes due 2021 will have an opportunity to require us to purchase their notes for cash at their accreted value of $559.73 per note on that date. If all of the note holders elect to require us to purchase their notes, we would be required to purchase notes having a total accreted value of $213.3 million at that date. We expect to use available cash to pay the purchase price with respect to the notes we anticipate being required to repurchase on May 12, 2003. Based on the current level of operations, we believe our cash flow from operations, available cash, available borrowings under our revolving credit facility and our ability to access the capital markets in a timely manner with our existing shelf registration will be adequate to meet our future liquidity needs. We cannot assure you, however, that in the future our business will generate sufficient cash flow from operations or that borrowings will be available to us in an amount sufficient to enable us to pay or refinance our indebtedness or to fund other liquidity needs.

Indenture and Credit Facility Restrictions.    The indentures governing our outstanding public debt and our revolving credit facility impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity. In addition, available credit under our revolving credit facility is subject to limitations based on specified percentages of the costs of unsold homes, developed lots and lots under development included in inventory and the amount of other senior, unsecured indebtedness. Under the most restrictive of the limitations imposed by our indentures and revolving credit agreement, as of December 31, 2002, assuming we had completed this offering of notes on that date and the net proceeds were used to redeem the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006, we would have been permitted to increase our homebuilding debt by approximately $1,143.3 million, which includes approximately $688.9 million available under our revolving credit facility.

Homebuilding is very competitive, and competitive conditions could adversely affect our business.

The homebuilding industry is highly competitive. Homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales or profit margins; or

•	delays in construction of our homes.

If we are affected by these competitive conditions at increased levels, our business and results of operations could be adversely affected

Our future growth may require additional capital, which may not be available.

Our operations require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, if it would be on terms acceptable to us. Moreover, the indentures for our outstanding debt and our revolving credit facility contain provisions that restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and results of operations.

We cannot assure you that our growth strategies will be successful.

Since 1993, we have acquired many homebuilding companies. Although we are currently focusing on internal growth, we may make strategic acquisitions of homebuilding companies in the future. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that, were we to resume our acquisition activity, we would be able to identify, acquire and integrate successful strategic acquisitions in the future. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets.

Risks Relating to the Notes

We may not have the ability to raise funds necessary to finance any change of control offer required by the indenture.

If a change of control occurs as described in the section “Description of Notes” under the heading “Certain Covenants,” we would be required to offer to purchase your notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. If a purchase offer obligation arises under the indenture governing the notes, a change of control will have also occurred under one or more of the other indentures governing our debt. Moreover, a change of control may also result in the acceleration of our revolving credit facility. If purchase offers were required under the indentures for our other debt or our revolving credit facility debt were accelerated, we can give no assurance that we would have sufficient funds to pay the required amounts of the debt that we would be required to repurchase or repay. After giving effect to the issuance of the notes, we currently would not have sufficient funds available to purchase all of such outstanding debt upon a change of control.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

Although you will be direct creditors of the guarantors by virtue of the guarantees, a court could avoid or subordinate any guarantor’s guarantee under the fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

—	was insolvent at the time of the guarantee;

—	was rendered insolvent by reason of the guarantee;

—	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

—	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumption and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

We cannot assure you that an active trading market will develop for the notes.

We do not intend to apply for listing of these notes on a securities exchange or on any other market. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so, and may cease any market-making activities at any time without notice. We cannot assure you that an active trading market will develop for the notes, that you will be able to sell your notes, or that, even if you can sell them, you will be able to do so at an acceptable price. The notes could trade at prices that are higher or lower than the initial offering price depending on many factors, including the number of holders of the notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally.

USE OF PROCEEDS

We intend to use the proceeds from the offering principally to redeem all of the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006 at a redemption price of 100% of the principal amount plus accrued interest. We intend to call such notes for redemption promptly upon completion of this offering. We intend to use the remainder of the proceeds from the offering to reduce borrowings under our revolving credit facility. As of March 31, 2003, we had $50.0 million outstanding under our revolving credit facility. Amounts repaid under our revolving credit facility will remain available for future borrowings. Borrowings under our revolving credit facility are available, subject to satisfaction of customary borrowing conditions, for our homebuilding operations, acquisitions, working capital, repayment of debt and other general corporate purposes. See footnote 2 to the section entitled “Capitalization.” Borrowings under our revolving credit facility currently bear interest at an annual rate equal to 90-day LIBOR plus 1.625%, and a portion of these borrowings is subject to an interest rate swap that effectively fixes the annual rate at 5.10%.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2002 and as adjusted to reflect the application of net proceeds of the sale of notes being offered by this prospectus supplement.

	As of December 31, 2002
	Actual	Adjusted(1)
	(dollars in thousands)
Homebuilding debt:
Notes payable under revolving credit facility(2)	$—	$—
Notes payable — other, secured	97,423	97,423
8.375% senior notes due 2004, net	149,438	149,438
10.5% senior notes due 2005, net	199,591	199,591
10% senior notes due 2006, net	147,853	—
7.5% senior notes due 2007, net	215,000	215,000
9% senior notes due 2008, net	102,291	102,291
8% senior notes due 2009, net	383,486	383,486
9.375% senior notes due 2009, net	245,502	245,502
9.75% senior subordinated notes due 2010, net	149,015	149,015
9.375% senior subordinated notes due 2011, net	199,715	199,715
7.875% senior notes due 2011, net	198,468	198,468
10.5% senior subordinated notes due 2011, net	152,895	152,895
8.5% senior notes due 2012, net	248,030	248,030
6.875% senior notes due 2013, net	—	200,000
Zero coupon convertible senior notes due 2021, net(3)	210,852	210,852

Total homebuilding debt	2,699,559	2,751,706

Financial services debt:
Notes payable under mortgage warehouse facility due 2003	138,336	138,336
Notes payable under commercial paper conduit facility due 2005	200,000	200,000

Total financial services debt	338,336	338,336

Total debt	3,037,895	3,090,042

Stockholders’ equity:
Preferred stock, $0.10 par value; 30,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized, 146,557,322 shares issued and outstanding(4)	1,466	1,466
Additional capital	1,350,266	1,350,266
Unearned compensation(5)	(3,847)	(3,847)
Retained earnings	1,026,259	1,025,322

Total stockholders’ equity	2,374,144	2,373,207

Total capitalization	$5,412,039	$5,463,249

(1)	Adjusted to reflect the application of the anticipated net proceeds of the sale of notes being offered by this prospectus supplement to redeem the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006. A December 31, 2002 redemption of the 10% senior notes due 2006 would have required us to expense approximately $0.9 million (net of income tax benefit of approximately $0.6 million) in unaccreted discount and unamortized debt issuance costs associated with such notes as of that date. The adjustments therefore include a reduction in retained earnings for that amount. The remainder of the net proceeds of the offering will be used to repay outstanding debt under our revolving credit facility as of the date of this prospectus supplement. As no amounts were outstanding under our revolving credit facility at December 31, 2002, no adjustment has been made for such repayment. See the sections entitled “Summary” and “Use of Proceeds.”

(2)

We have an $805 million unsecured revolving credit facility with 21 financial institutions. The revolving credit facility matures in January 2006 and includes $125 million that may be used for letters of credit. Available credit under the revolving credit facility is subject to limitations based on specified percentages of the costs of unsold homes, developed lots and lots under development included in inventory and the amount of other unsecured senior indebtedness. The revolving credit facility and our senior and senior subordinated note indentures contain covenants which, taken together, limit investments in inventory, cash dividends and other restricted payments, incurrence of indebtedness, creation of liens and asset dispositions, and require minimum levels of tangible net worth.

(3)	Holders of our zero coupon convertible senior notes may require us to purchase their notes at their accreted value on May 11, 2003, 2008 and 2013. Beginning May 12, 2003, we may redeem these notes at their accreted value of $559.73 per note, which would be an aggregate accreted value of $213.3 million, on that date. Each $1,000 in principal amount of the approximately $381 million in aggregate principal amount at maturity of these notes outstanding is convertible into our common stock on any date as of which the average closing price of our common stock for the 20 preceding trading days exceeds the specified threshold of 110% of the accreted value of the note, divided by the conversion rate. The conversion rate is 26.2391 shares per $1,000 principal amount as of the date of this prospectus supplement. Based on such terms, the notes are not eligible for conversion as of the date of this prospectus supplement.

(4)	After approval by our stockholders at our annual meeting of stockholders on January 30, 2003, we amended our certificate of incorporation, as amended, to increase the number of authorized shares of common stock to 400,000,000 shares.

(5)	Unearned compensation represents the intrinsic value of unvested options to purchase D.R. Horton common stock which were issued to Schuler employees in connection with the acquisition of Schuler. The unearned compensation is being amortized over the remaining vesting period of the stock options.

BUSINESS

We are a national homebuilder. We construct and sell high quality single-family homes, principally for first-time and move-up home buyers. Although we have historically positioned ourselves as a custom builder, in the last five years we have acquired six volume homebuilding companies (Continental, Torrey, Cambridge, Fortress-Florida, Emerald and Schuler) which enable us to compete across a broader product offering.

Operating Strategy

We believe that the following operating strategies have enabled us to achieve consistent growth and profitability:

Geographic Diversity

From 1978 to late 1987, excluding Continental Homes locations, our homebuilding activities were conducted in the Dallas/Fort Worth area. We then instituted a policy of diversifying geographically, entering the following of our current markets, both through startup operations and acquisitions, in the years shown:

Years Entered	Markets
1987	Phoenix
1988	Atlanta, Orlando
1989	Charlotte
1990	Houston
1991	Maryland-D.C., Virginia-D.C.
1992	Chicago, Raleigh/Durham
1993	Austin, Los Angeles, Salt Lake City, San Diego
1994	Minneapolis/St. Paul, Las Vegas, San Antonio
1995	Birmingham, Denver, Greensboro, Miami/West Palm Beach
1996	Albuquerque
1997	Greenville, New Jersey, Tucson
1998	Charleston, Hilton Head, Jacksonville, Killeen, Myrtle Beach, Portland, Sacramento
1999	Columbia
2000	Ventura County
2001	Fort Myers/Naples
2002	Colorado Springs, Fort Collins, Hawaii, Inland Empire (Southern California), Oakland, Orange County, San Francisco, Seattle/Tacoma

We continually monitor the sales and margins achieved in each of the subdivisions in which we operate as part of our evaluation of the use of our capital. While we believe there are significant growth opportunities in our existing markets, we also intend to continue our policy of diversification by seeking to enter new markets. We believe our diversification strategy mitigates the effects of local and regional economic cycles and enhances our growth potential. Typically, we will not invest material amounts in real estate, including raw land, developed lots, models and speculative homes, or overhead in start-up operations in new markets, until such markets demonstrate significant growth potential and acceptance of our products.

Acquisitions

We are currently focusing on internal growth. However, as an integral component of our operational strategy of continued expansion, we are continuing our historical approach of evaluating opportunities for strategic acquisitions in the future. We believe that expanding our operations through the acquisition of existing homebuilding companies has afforded us several benefits not found in start-up operations. Such benefits include:

•	Established land positions and inventories;

•	Existing relationships with land owners, developers, subcontractors and suppliers;

•	Brand name recognition; and

•	Proven product acceptance by home buyers in the market.

In evaluating potential acquisition candidates, we have sought homebuilding companies that have an excellent reputation, a track record of profitability and a strong management team with an entrepreneurial orientation. We have limited the risks associated with acquiring a going concern by conducting extensive operational, financial and legal due diligence on each acquisition and by only acquiring homebuilding companies that we believe will have an immediate positive impact on our earnings. In the last nine fiscal years, we have made 17 acquisitions. In the future, we will continue to evaluate potential acquisition opportunities that satisfy our acquisition criteria in existing or new markets.

Decentralized Operations

We decentralize our homebuilding activities to give more operating flexibility to our local division presidents. We have 48 separate operating divisions, some of which are in the same market areas. Generally, each operating division consists of a division president, an office manager and staff, a sales manager and sales personnel, and a construction manager and construction superintendents. We believe that division presidents, who are intimately familiar with local conditions, make better decisions regarding local operations. Our division presidents receive performance bonuses based upon achieving targeted operating levels in their operating divisions.

Operating Division Responsibilities

Each operating division is responsible for:

•	Site selection, which involves

—	A feasibility study;

—	Soil and environmental reviews;

—	Review of existing zoning and other governmental requirements; and

—	Review of the need for and extent of offsite work required to meet local building codes.

•	Negotiating lot option or similar contracts;

•	Overseeing land development;

•	Planning homebuilding schedules;

•	Selecting building plans and architectural schemes;

•	Obtaining all necessary building approvals; and

•	Developing a marketing plan.

Corporate Office Controls

The corporate office controls key risk elements through centralized:

•	Financing;

•	Cash management;

•	Risk management;

•	Accounting and management reporting;

•	Payment of subcontractors’ invoices;

•	Administration of payroll and employee benefits;

•	Final approval of land and lot acquisitions;

•	Capital allocation; and

•	Oversight of inventory levels.

Cost Management

We control our overhead costs by centralized administrative and accounting functions and by limiting the number of field administrative personnel and middle level management positions. We also minimize advertising costs by participating in promotional activities, publications and newsletters sponsored by local real estate brokers, mortgage companies, utility companies and trade associations.

We control construction costs through the efficient design of our homes and by obtaining favorable pricing from certain subcontractors and national vendors based on the high volume of services and products we purchase from them. We also control construction costs by monitoring expenses on each house through our purchase order system. We control capital and overhead costs by monitoring our inventory levels through our management information systems.

Markets

Homebuilding activities are conducted in five geographic regions, consisting of:

Geographic Region	Markets
Mid-Atlantic	Charleston, Charlotte, Columbia, Greensboro, Greenville, Hilton Head, Maryland-D.C., Myrtle Beach, New Jersey, Raleigh/Durham, Virginia-D.C.
Midwest	Chicago, Minneapolis/St. Paul
Southeast	Atlanta, Birmingham, Fort Myers/Naples, Jacksonville, Miami/West Palm Beach, Orlando
Southwest	Albuquerque, Austin, Dallas, Fort Worth, Houston, Killeen, Phoenix, San Antonio, Tucson
West

Colorado Springs, Denver, Fort Collins, Hawaii, Inland Empire (Southern California), Las Vegas, Los Angeles, Oakland, Orange County, Portland, Sacramento, Salt Lake City, San Diego, San Francisco, Seattle/Tacoma, Ventura County

When entering new markets or conducting operations in existing markets, among the things we consider are:

•	Regional economic conditions;

•	Job growth;

•	Land availability;

•	Local land development process;

•	Consumer tastes;

•	Competition; and

•	Secondary home sales activity.

Our homebuilding revenues, which include land and lot sales, by geographic region are:

	D.R. Horton Year Ended September 30,			Pro Forma Combined with Schuler Year Ended September 30, 2002	D.R. Horton Three Months Ended December 31,
	2000	2001	2002		2001	2002
	(In millions)
Mid-Atlantic	$614.5	$615.6	$639.5	$639.5	$125.9	$134.8
Midwest	451.0	457.6	493.8	493.8	121.5	112.0
Southeast	491.5	518.2	634.2	634.2	156.5	164.0
Southwest	1,176.7	1,489.5	2,003.9	2,016.0	434.7	525.1
West	870.5	1,302.7	2,853.8	3,416.7	296.4	770.8

Total	$3,604.2	$4,383.6	$6,625.2	$7,200.2	$1,135.0	$1,706.7

Land Policies

Typically, we acquire land only after necessary “entitlements” have been obtained, i.e., when we have the right to begin development or construction. Before we acquire lots or tracts of land, we will, among other things, complete a feasibility study, which includes soil tests, independent environmental studies and other engineering work, and determine that all necessary zoning and other governmental entitlements required to develop and use the property for home construction have been acquired. Although we purchase and develop land primarily to support our own homebuilding activities, occasionally we sell lots and land to other developers and homebuilders.

We also use lot option contracts, in which we purchase the right, but not the obligation, to buy building lots at predetermined prices on a takedown schedule commensurate with anticipated home closings. Lot option contracts generally are on a non-recourse basis, thereby limiting our financial exposure to earnest money deposits given to property sellers. This enables us to control significant lot positions with a minimal capital investment and substantially reduces the risks associated with land ownership and development. At December 31, 2002, about 47% of our total lot position of 154,096 lots was controlled under option or similar contracts.

A summary of our land/lot position at December 31, 2002 is:

Finished lots we own	24,307
Lots under development we own	57,759

Total lots owned	82,066
Lots available under lot option and similar contracts	72,030

Total land/lot positions	154,096

We limit our exposure to real estate inventory risks by:

•	Generally commencing construction of homes under contract only after receipt of a satisfactory down payment and, where applicable, the buyer’s receipt of mortgage approval;

•	Limiting the number of speculative homes (homes started without an executed sales contract) built in each subdivision;

•	Closely monitoring local market and demographic trends, housing preferences and related economic developments, such as new job opportunities, local growth initiatives and personal income trends;

•	Utilizing lot option contracts, where possible; and

•	Limiting the size of acquired land parcels to smaller tracts of land.

Construction

Our home designs are prepared by architects in each of our markets to appeal to local tastes and preferences of the community. We also offer optional interior and exterior features to enhance the basic home design and to promote our sales efforts.

Substantially all of our construction work is performed by subcontractors. Our construction supervisors monitor the construction of each home, participate in important design and building decisions, coordinate the activities of subcontractors and suppliers, subject the work of subcontractors to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained for a specific subdivision pursuant to a contract that obligates the subcontractor to complete construction at a fixed price. Agreements with our subcontractors and suppliers generally are negotiated for each subdivision. We compete with other homebuilders for qualified subcontractors, raw materials and lots in the markets where we operate.

Construction time for our homes depends on the weather, availability of labor, materials and supplies, size of the home and other factors. We typically complete the construction of a home within four months.

We do not maintain significant inventories of construction materials, except for work in process materials for homes under construction. Typically, the construction materials used in our operations are readily available from numerous sources. We have contracts exceeding one year with certain suppliers of our building materials that are cancelable at our option with a 30 day notice. In recent years, we have not experienced any significant delays in construction due to shortages of materials or labor.

Marketing and Sales

We market and sell our homes through commissioned employees and independent real estate brokers. We typically conduct home sales from sales offices located in furnished model homes in each subdivision. At December 31, 2002, we owned 1,306 model homes, which we generally do not offer for sale until the completion of a subdivision. Our sales personnel assist prospective home buyers by providing them with floor plans, price information, tours of model homes and the selection of options and other custom features. We train and inform our sales personnel as to the availability of financing, construction schedules, and marketing and advertising plans.

In addition to using model homes, we typically build a limited number of speculative homes in each subdivision to enhance our marketing and sales activities. Construction of these speculative homes also is necessary to satisfy the requirements of relocated personnel and independent brokers, who often represent home buyers requiring a completed home within 60 days. We sell a majority of these speculative homes while they are under construction or immediately following completion. The number of speculative homes is influenced by local market factors, such as new employment opportunities, significant job relocations, growing housing demand and the length of time we have built in the market. Depending upon the seasonality of each market, we attempt to limit our speculative homes in each subdivision. At December 31, 2002, we averaged approximately 5.5 speculative homes, in various stages of construction, in each subdivision.

We advertise on a limited basis in newspapers and in real estate broker, mortgage company and utility publications, brochures, newsletters and on billboards. In addition, we use our Internet website to market the location, price range, and availability of our homes. To minimize advertising costs, we attempt to operate in subdivisions in conspicuous locations that permit us to take advantage of local traffic patterns. We also believe that model homes play a significant role in our marketing efforts. Consequently, we expend significant effort in creating an attractive atmosphere in our model homes.

Our sales contracts require a down payment of at least $500. The contracts include a financing contingency which permits customers to cancel if they cannot obtain mortgage financing at prevailing interest rates within a specified period, typically four to six weeks, and may include other contingencies, such as the sale of an existing home. We include a home sale in our sales backlog when the sales contract is signed and we have received the initial down payment. We recognize revenue only when the home sale has closed and title passes to the home buyer. The average period between the signing of a sales contract for a home and closing is approximately three to five months.

Customer Service and Quality Control

Our operating divisions are responsible for pre-closing quality control inspections and responding to customers’ post-closing needs. We believe that prompt and courteous response to home buyers’ needs during and after construction reduces post-closing repair costs, enhances our reputation for quality and service, and ultimately leads to significant repeat and referral business from the real estate community and home buyers. We provide our home buyers with a limited one-year warranty on workmanship and building materials. The subcontractors who perform most of the actual construction also provide us with warranties on workmanship and are generally prepared to respond to us and the homeowner promptly upon request. In addition, we provide a supplemental ten-year limited warranty that covers major construction defects. To cover our potential warranty obligations, we accrue an estimated amount for future warranty costs.

Customer Financing

We provide mortgage financing services principally to purchasers of homes we build and sell. CH Mortgage, a wholly-owned subsidiary, provides mortgage banking services in Arizona, California, Colorado, Florida, Georgia, Illinois, Maryland, Minnesota, Nevada, New Mexico, North and South Carolina, Oregon, Texas, Virginia and Washington. We acquired Melody Mortgage Co. (Colorado), Schuler Mortgage, Inc. (Washington and Oregon), and Western Pacific Funding (northern California) in the Schuler acquisition. During the year ended September 30, 2002, in the markets we served, our combined mortgage banking entities provided mortgage financing services for approximately 72% of the homes closed that required such financing. We recognize the majority of the revenues associated with our mortgage financing activities when the mortgage loans and related servicing rights are sold to third-party investors. We anticipate expanding these mortgage activities to other markets in which we conduct homebuilding operations.

In other markets where we currently do not provide mortgage financing, we work with a variety of mortgage lenders that make available to home buyers a range of conventional mortgage financing programs. By making information about these programs available to prospective home buyers and maintaining a relationship with such mortgage lenders, we are able to coordinate and expedite the entire sales transaction by ensuring that mortgage commitments are received and that closings take place on a timely and efficient basis.

Title Services

Through our subsidiaries, Century Title, Custom Title, DRH Title Company of Texas, Ltd., DRH Title Company of Florida, Inc., DRH Title Company of Minnesota, Inc., Metro Title Company, Principal Title and

Travis County Title Company, we serve as a title insurance agent by providing title insurance policies and closing services to purchasers of homes we build in the Austin, Dallas, Fort Worth, Houston, Maryland-D.C., Miami/West Palm Beach, Minneapolis, Orlando, Phoenix, San Antonio and Virginia-D.C. markets. We recognize revenues associated with our title operations as homes are closed, closing services are rendered, and title insurance policies are issued, all of which generally occur simultaneously as each home is closed. We assume no underwriting risk associated with these title policies.

Employees

At December 31, 2002, we employed 5,770 persons, of whom 1,346 were sales and marketing personnel, 1,988 were executive, administrative and clerical personnel, 1,644 were involved in construction, and 792 worked in mortgage and title operations. We had fewer than 20 employees covered by collective bargaining agreements. Employees of some of the subcontractors which we use are represented by labor unions or are subject to collective bargaining agreements. We believe that our relations with our employees and subcontractors are good.

Competition

The single family residential housing industry is highly competitive and we compete in each of our markets with numerous other national, regional and local homebuilders, often with larger subdivisions designed, planned and developed by such homebuilders. Our homes compete on the basis of quality, price, design, mortgage financing terms and location.

Governmental Regulation and Environmental Matters

The housing, mortgage and title insurance industries are subject to extensive and complex regulations. We and our subcontractors must comply with various federal, state and local laws and regulations, including zoning, density and development requirements, building, environmental, advertising and consumer credit rules and regulations, as well as other rules and regulations in connection with our development, homebuilding, sales and financial services activities. These include requirements affecting the development process, as well as building materials to be used, building designs and minimum elevation of properties. Our homes are inspected by local authorities where required, and homes eligible for insurance or guarantees provided by the FHA and VA are subject to inspection by them. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the cost of development or homebuilding.

We also are subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws for each site vary greatly according to location, environmental condition and the present and former uses of the site and adjoining properties. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in certain environmentally sensitive regions or areas.

Our internal mortgage activities and title insurance agencies must also comply with various federal and state laws, consumer credit rules and regulations and other rules and regulations unique to such activities. Additionally, mortgage loans and title activities originated under the FHA, VA, FNMA and GNMA are subject to rules and regulations imposed by those agencies.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading “Descriptions of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. The Notes offered hereby will be issued under an Indenture dated as of June 9, 1997, among the Company, the Guarantors and American Stock Transfer and Trust Company, as trustee (the “Trustee”), as supplemented (the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of Notes,” the term “Company” refers to D.R. Horton, Inc. and not any of its Subsidiaries.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

The Notes bear interest from April 17, 2003 at 6.875% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2003, to Holders of record at the close of business on April 15 or October 15, as the case may be, immediately preceding each such interest payment date. The Notes will mature on May 1, 2013, and will be issued in denominations of $1,000 and integral multiples thereof.

An aggregate principal amount of $200 million of Notes will be issued in this offering. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time subject to the limitations set forth under “Certain Covenants — Limitation on Indebtedness.”

The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees (the “Guarantees”) described below. The Guarantors currently do not include our subsidiaries that are engaged in the financial services segment. These subsidiaries currently do not guarantee our other senior notes or our revolving credit facility. In addition, the Notes will not initially be guaranteed by several of our insignificant subsidiaries.

Ranking

The Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Guarantees described below will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all existing and future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated.

Secured creditors of the Company and the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the Notes against those assets. At December 31, 2002, assuming all proceeds of this offering were used to redeem the approximately $148.5 million aggregate principal amount outstanding of our 10% senior notes due 2006, the Company and the Guarantors would have had approximately $2,714.9 million of Indebtedness (including these Notes) outstanding. Of this Indebtedness, $60.6 million would have been secured debt, $1,952.7 million would have been equal to these Notes, and $501.6 million would have been subordinated to these Notes. In addition, at such date, our non-guarantor subsidiaries had approximately $375.1 million of debt outstanding.

Equity Clawback

Except as set forth in the following sentence, the Notes are not redeemable. Pursuant to the equity clawback provision, the Company may redeem Notes, at any time on or before May 1, 2006, with the net cash proceeds of one or more Public Equity Offerings by the Company, at a redemption price equal to 106.875% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of redemption; provided, that at least 65% of the aggregate principal amount of Notes issued under the Indenture, excluding any Notes held by the Company or any of its Affiliates, remains outstanding immediately after the occurrence of such redemption. Notice of any such redemption must be given within 60 days after the date of the closing of the relevant Public Equity Offering.

Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption.

There is no sinking fund for the Notes.

The Guarantees

The Notes will be guaranteed by each of the Guarantors pursuant to the Guarantees. In general, the Guarantors currently do not include our subsidiaries that are engaged in the financial services segment. These subsidiaries currently also do not guarantee our other senior notes or our revolving credit facility. In addition, the Notes will initially not be guaranteed by several of our insignificant subsidiaries.

Each of the Guarantors will (so long as it remains a Restricted Subsidiary) unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP. Except as provided in the covenants described under “Certain Covenants” below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

The Indenture will require that each existing and future Restricted Subsidiary be a Guarantor. The Company will be permitted to cause any Unrestricted Subsidiary to be a Guarantor.

The Indenture will provide that if all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by consolidation, merger, issuance or otherwise) or disposed of (including by liquidation, dissolution or otherwise) by the Company or any of its Subsidiaries, or, unless the Company elects otherwise, if any Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor or a designation as an Unrestricted Subsidiary) or the Person acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from any of its obligations under the Indenture without any further action on the part of the Trustee or any Holder of the Notes.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guarantee upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Trustee or any Holder.

A sale of assets or Capital Stock of a Guarantor may constitute an Asset Disposition subject to the “Limitations on Disposition of Assets” covenant.

Certain Covenants

The following is a summary of certain covenants contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding or until the Notes are defeased pursuant to provisions described under “Defeasance of Indenture.”

Repurchase of Notes upon Change of Control.    In the event that there shall occur a Change of Control, each Holder of Notes shall have the right, at such Holder’s option, to require the Company to purchase all or any part of such Holder’s Notes on a date (the “Repurchase Date”) that is no later than 90 days after notice of the Change of Control, at 101% of the principal amount thereof plus accrued and unpaid interest to the Repurchase Date.

On or before the thirtieth day after any Change of Control, the Company is obligated to mail, or cause to be mailed, to all Holders of record of Notes a notice regarding the Change of Control and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the price for the Notes and the procedure which the Holder must follow to exercise such right. To exercise such right, the Holder of such Note must deliver at least ten days prior to the Repurchase Date written notice to the Company (or an agent designated by the Company for such purpose) of the Holder’s exercise of such right, together with the Note with respect to which the right is being exercised, duly endorsed for transfer; provided, however, that if mandated by applicable law, a Holder may be permitted to deliver such written notice nearer to the Repurchase Date than may be specified by the Company.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, if applicable, if the Company is required to give a notice of right of repurchase as a result of a Change of Control.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “Limitations on Mergers, Consolidations and Sales of Assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase Notes.

None of the provisions relating to a repurchase upon a Change of Control is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control, but would increase the amount of Indebtedness outstanding at such time.

The Indenture requires the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control offer. In the event that a Change of Control has occurred under the Indenture, a change of control may have also occurred under the agreements governing other Indebtedness of the Company or its subsidiaries. In addition, a Change of Control may also result in the acceleration of Indebtedness under the Credit Facilities. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay. After giving effect to this Offering and the application of the estimated net proceeds therefrom as set forth under the section entitled “Use of Proceeds,” the Company would not have sufficient funds available to purchase all of the outstanding Notes pursuant to a Change of Control offer. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Company to purchase the Notes when required upon a Change of Control will result in an Event of Default with respect to the Notes.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control.

Limitations on Indebtedness.    The Indenture provides that, until the Notes are rated Investment Grade by both Rating Agencies (after which time the following covenant will no longer be in effect), the Company will not, and will not cause or permit any Restricted Subsidiary, directly or indirectly, to, create, incur, assume, become liable for or guarantee the payment of (collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) unless, after giving effect thereto and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1.0.

Notwithstanding the foregoing, the provisions of the Indenture will not prevent the incurrence of:

(1)  Permitted Indebtedness,

(2)  Refinancing Indebtedness,

(3)  Non-Recourse Indebtedness,

(4)  any Guarantee of Indebtedness of the Company represented by the Notes and

(5)  any guarantee of Indebtedness incurred under Credit Facilities in compliance with the Indenture.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion,

(1)  may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable,

(2)  may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and

(3)  may elect to comply with such paragraphs (or definitions), as applicable, in any order.

The Company will not, and will not cause or permit any Guarantor to, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.

Limitations on Restricted Payments.    The Indenture will provide that, until the Notes are rated Investment Grade by both Rating Agencies (after which time the following covenant will no longer be in effect), the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless:

(1)  no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2)  immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the “Limitations on Indebtedness” covenant; and

(3)  immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (including the Fair Market Value of any non-cash Restricted Payment) declared or made after the Issue Date does not exceed the sum of:

(a)  50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including April 1, 1998 and ending on the last day of the Company’s fiscal quarter immediately preceding the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus

(b)  100% of the aggregate net cash proceeds of and the fair market value of Property received by the Company from (1) any capital contribution to the Company after June 9, 1997 or any issue or sale after June 9, 1997 of Qualified Stock (other than to any Subsidiary of the Company) and (2) the issue or sale after June 9, 1997 of any Indebtedness or other securities of the Company convertible into or exercisable for Qualified Stock of the Company that have been so converted or exercised, as the case may be, plus

(c)  $86.0 million, which is equal to the aggregate principal amount of the Company’s 6 7/8% Convertible Subordinated Notes due 2002 that were converted into the Company’s Common Equity prior to the Issue Date, plus

(d)  in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after June 9, 1997, an amount (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)) equal to the lesser of (x) the return of capital with respect to such Investment (including by dividend, distribution or sale of Capital Stock) and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition or repayment of such Investment (to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), plus

(e)  with respect to any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary after June 9, 1997 in accordance with the definition of Unrestricted Subsidiary (so long as the designation of such Subsidiary as an Unrestricted Subsidiary was treated as a Restricted Payment made after June 9, 1997 and only to the extent not included in the calculation of the Consolidated Net Income referred to in (a)), an amount equal to the lesser of (x) the proportionate interest of the Company or a Restricted Subsidiary in an amount equal to the excess of (I) the total assets of such Subsidiary, valued on an aggregate basis at the lesser of book value and Fair Market Value thereof, over (II) the total liabilities of such Subsidiary, determined in accordance with GAAP, and (y) the Designation Amount at the time of such Subsidiary’s designation as an Unrestricted Subsidiary, plus

(f)  $50 million, minus

(g)  the aggregate amount of all Restricted Payments (other than Restricted Payments referred to in clause (C) of the immediately succeeding paragraph) made after June 9, 1997 through the Issue Date.

The foregoing clauses (2) and (3) will not prohibit:

(A)  the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of the Indenture;

(B)  the repurchase, redemption or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Qualified Stock; and

(C)  the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any Subsidiary held by officers or employees or former officers or employees of the Company or any Subsidiary (or their estates or beneficiaries under their estates) not to exceed $20 million in the aggregate since the Issue Date;

provided, however, that each Restricted Payment described in clauses (A) and (B) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (3) of the immediately preceding paragraph.

For purposes of determining the aggregate and permitted amounts of Restricted Payments made, the amount of any guarantee of any Investment in any Person that was initially treated as a Restricted Payment and which was subsequently terminated or expired, net of any amounts paid by the Company or any Restricted Subsidiary in respect of such guarantee, shall be deducted.

In determining the “fair market value of Property” for purposes of clause (3) of the first paragraph of this covenant, Property other than cash, Cash Equivalents and Marketable Securities shall be deemed to be equal in value to the “equity value” of the Capital Stock or other securities issued in exchange therefor. The “equity value” of such Capital Stock or other securities shall be equal to (i) the number of shares of Common Equity issued in the transaction (or issuable upon conversion or exercise of the Capital Stock or other securities issued in the transaction) multiplied by the closing sale price of the Common Equity on its principal market on the date of the transaction (less, in the case of Capital Stock or other securities which require the payment of consideration at the time of conversion or exercise, the aggregate consideration payable thereupon) or (ii) if the Common Equity is not then traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market, or if the Capital Stock or other securities issued in the transaction do not consist of Common Equity (or Capital Stock or other securities convertible into or exercisable for Common Equity), the value of such Capital Stock or other securities as determined by a nationally recognized investment banking firm retained by the Board of Directors of the Company.

Limitations on Transactions with Affiliates.    The Indenture will provide that, until the Notes are rated Investment Grade by both Rating Agencies (after which time the following covenant will no longer be in effect), the Company will not, and will not cause or permit any Restricted Subsidiary to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any property or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any Affiliate of any of the Company’s Subsidiaries or any holder of 10% or more of the Common Equity of the Company (including any Affiliates of such holders), in a single transaction or series of related transactions (each, an “Affiliate Transaction”), except for any Affiliate Transaction the terms of which are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s length basis with Persons who are not such a holder, an Affiliate of such a holder or an Affiliate of the Company or any of the Company’s Subsidiaries.

In addition, the Company will not, and will not cause or permit any Restricted Subsidiary to, enter into an Affiliate Transaction unless:

(1)  with respect to any such Affiliate Transaction involving or having a value of more than $10 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) either obtained the approval of a majority of the Company’s disinterested directors or obtained an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view and

(2)  with respect to any such Affiliate Transaction involving or having a value of more than $50 million, the Company shall have (x) obtained the approval of a majority of the Board of Directors of the Company and (y) delivered to the Trustee an opinion of a qualified independent financial advisor to the effect that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The Indenture will provide that notwithstanding the foregoing, an Affiliate Transaction will not include:

(1)  any contract, agreement or understanding with, or for the benefit of, or plan for the benefit of, employees of the Company or its Subsidiaries generally (in their capacities as such) that has been approved by the Board of Directors of the Company,

(2)  Capital Stock issuances to directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company,

(3)  any Restricted Payment otherwise permitted under the “Limitations on Restricted Payments” covenant,

(4)  any transaction between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries (provided, however, no such transaction shall involve any other Affiliate of the Company (other than an Unrestricted Subsidiary to the extent the applicable amount constitutes a Restricted Payment permitted by the Indenture)), and

(5)  any transaction between one or more Restricted Subsidiaries and one or more Unrestricted Subsidiaries where all of the payments to, or other benefits conferred upon, such Unrestricted Subsidiaries are substantially contemporaneously dividended, or otherwise distributed or transferred without charge, to the Company or a Restricted Subsidiary.

Limitations on Dispositions of Assets.    The Indenture will provide that, until the Notes are rated Investment Grade by both Rating Agencies (after which time the following covenant will no longer be in effect), the Company will not, and will not cause or permit any Restricted Subsidiary to, make any Asset Disposition unless:

(x)  the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value thereof, and

(y)  not less than 70% of the consideration received by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash, Cash Equivalents and Marketable Securities.

The amount of any Indebtedness (other than any Indebtedness subordinated to the Notes) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Disposition shall be deemed to be consideration required by clause (y) above for purposes of determining the percentage of such consideration received by the Company or the Restricted Subsidiaries.

The Net Cash Proceeds of an Asset Disposition shall, within one year, at the Company’s election, (a) be used by the Company or a Restricted Subsidiary in the business of the construction and sale of homes conducted by the Company and the Restricted Subsidiaries or any other business of the Company or a Restricted Subsidiary existing at the time of such Asset Disposition or (b) to the extent not so used, be applied to make a Net Cash Proceeds Offer for the Notes and, if the Company or a Restricted Subsidiary elects or is required to do so, repay, purchase or redeem any other unsubordinated Indebtedness (on a pro rata basis if the amount available for such repayment, purchase or redemption is less than the aggregate amount of (i) the principal amount of the Notes tendered in such Net Cash Proceeds Offer and (ii) the lesser of the principal amount, or accreted value, of such other unsubordinated Indebtedness, plus, in each case, accrued interest to the date of repayment, purchase or redemption) at 100% of the principal amount or accreted value thereof, as the case may be, plus accrued interest to the date of purchase or repayment.

Notwithstanding the foregoing, (A) the Company will not be required to apply such Net Cash Proceeds to the purchase of Notes in accordance with clause (b) of the preceding sentence except to the extent that such Net Cash Proceeds, together with the aggregate Net Cash Proceeds of prior Asset Dispositions (other than those so used) which have not been applied in accordance with this provision and as to which no prior Net Cash Proceeds Offer shall have been made, exceed 5% of Consolidated Tangible Assets and (B) in connection with any Asset Disposition, the Company and the Restricted Subsidiaries will not be required to comply with the requirements of clause (y) of the first sentence of the first paragraph of this covenant to the extent that the aggregate non-cash consideration received in connection with such Asset Disposition, together with the sum of all non-cash consideration received in connection with all prior Asset Dispositions that has not yet been converted into cash, does not exceed 5% of Consolidated Tangible Assets; provided, however, that when any non-cash consideration is converted into cash, such cash shall constitute Net Cash Proceeds and be subject to the preceding sentence.

Limitations on Liens.    The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens, other than Permitted Liens, on any of its Property, or on any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, unless contemporaneously therewith or prior thereto all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligation or liability so secured until such time as such obligation or liability is no longer secured by a Lien.

Limitations on Restrictions Affecting Restricted Subsidiaries.    The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions of leases and other agreements that restrict the assignability thereof) on the ability of any Restricted Subsidiary to

(1)  pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any other Restricted Subsidiary, or pay interest on or principal of any Indebtedness owed to the Company or any other Restricted Subsidiary,

(2)  make loans or advances to the Company or any other Restricted Subsidiary, or

(3)  transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for:

(a)  encumbrances or restrictions existing under or by reason of applicable law,

(b)  covenants or restrictions contained in Indebtedness in effect on the Issue Date as such covenants or restrictions are in effect on such date,

(c)  any restrictions or encumbrances arising under Acquired Indebtedness; provided, that such encumbrance or restriction applies only to either the assets that were subject to the restriction or encumbrance at the time of the acquisition or the obligor on such Indebtedness and its Subsidiaries,

(d)  any restrictions or encumbrances arising in connection with Refinancing Indebtedness; provided, however, that any restrictions and encumbrances of the type described in this clause (d) that arise under such Refinancing Indebtedness shall not be materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded, refinanced, replaced or extended,

(e)  any Permitted Lien, or any other agreement restricting the sale or other disposition of property, securing Indebtedness permitted by the Indenture if such Permitted Lien or agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make or repay loans or advances prior to default thereunder,

(f)  reasonable and customary borrowing base covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture,

(g)  customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, and

(h)  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitations on Mergers, Consolidations and Sales of Assets.    The Indenture will provide that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), or assign any of its obligations under the Notes, the Guarantees or the Indenture (as an entirety or substantially in one transaction or in a series of related transactions), to any Person (in each case other than in a transaction in which the Company or a Restricted Subsidiary is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1)  the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition or assignment will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture,

(2)  immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing,

(3)  immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis, the Consolidated Net Worth of the Company or the Successor (in the case of a transaction involving the Company), as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction (exclusive of any adjustments to Consolidated Net Worth attributable to transaction costs) less any amount treated as a Restricted Payment in connection with such transaction in accordance with the Indenture and

(4)  unless prior to such transaction the Notes are rated Investment Grade by both Rating Agencies (after which this clause (4) shall not apply), immediately after giving effect to such transaction, the Company could incur at least $1.00 of Indebtedness pursuant to the first paragraph of the “Limitation on Indebtedness” covenant.

The foregoing provisions shall not apply to:

(a)  a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee as provided under “The Guarantees” above, or

(b)  a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Reports to Holders of Notes.    The Company shall file with the Commission the annual reports and the information, documents and other reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall file with the Trustee and mail to each Holder of record of Notes such reports, information and documents within 15 days after it files them with the Commission. In the event that the Company is no longer subject to these periodic requirements of the Exchange Act, it will nonetheless continue to file reports with the Commission and the Trustee and mail such reports to each Holder of Notes as if it were subject to such reporting requirements. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements and a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” written report, similar to those that would have been required to appear in annual or quarterly reports, to be delivered to Holders of Notes.

Events of Default

The following are Events of Default under the Indenture:

(1)  the failure by the Company to pay interest on any Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2)  the failure by the Company to pay the principal or premium of any Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3)  the failure by the Company or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under covenants described under “Certain Covenants — Repurchase of Notes upon Change of Control” and “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute Events of Default with notice but without passage of time);

(4)  the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary that has an outstanding principal amount of $25 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5)  the failure by the Company or any Restricted Subsidiary to make any principal or interest payment in an amount of $25 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6)  a final judgment or judgments that exceed $25 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)  the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)  commences a voluntary case,

(B)  consents to the entry of an order for relief against it in an involuntary case,

(C)  consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D)  makes a general assignment for the benefit of its creditors;

(8)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)  is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,

(B)  appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

(C)  orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9)  any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to covenants described under “Certain Covenants-Repurchase of Notes upon Change of Control” and “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (7) or (8) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (7) or (8) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled “Repurchase of Notes upon Change of Control”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of

Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.

Defeasance of Indenture

The Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture, other than the obligation to pay interest on and the principal of the Notes and certain other obligations, at any time by

(1)  depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and

(2)  complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the Indenture permits the Company and the Guarantors to terminate all of their respective obligations under the Indenture (including the obligations to pay interest on and the principal of the Notes and certain other obligations), at any time by

(1)  depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the Notes to their maturity, and

(2)  complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees to cure any ambiguity, defect or inconsistency; to comply with the “Limitations on Mergers, Consolidations and Sales of Assets” covenant set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to make any change that does not adversely affect the legal rights of any Holder; or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee.

Without the consent of each Holder affected, the Company and the Trustee may not:

(1)  reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver,

(2)  reduce the rate of or change the time for payment of interest, including default interest, on any Note,

(3)  reduce the principal of or change the fixed maturity of any Note or alter the provisions (including related definitions) with respect to redemptions described under “Optional Redemption” or with respect to mandatory offers to purchase Notes described under “Limitations on Dispositions of Assets” or “Repurchase of Notes upon Change of Control,”

(4)  make any Note payable in money or securities other than that stated in the Note,

(5)  make any change in the “Waiver of Past Defaults and Compliance with Indenture Provisions,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture,

(6)  modify the ranking or priority of the Notes or any Guarantee,

(7)  release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or

(8)  waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. In the ordinary course of its business, the Trustee provides, and may continue to provide, service to the Company as transfer agent for the common stock and as trustee for other debt securities of the Company.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York without giving effect to principles of conflict of laws.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) after the Issue Date, Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into the Company or any Restricted Subsidiary) and (2) with respect to the Company or any Restricted Subsidiary, any Indebtedness expressly assumed by the Company or any Restricted Subsidiary in connection with the acquisition of any assets from another Person (other than the Company or any Restricted Subsidiary), which Indebtedness was not incurred by such other Person in connection with or in contemplation of such acquisition. Indebtedness incurred in connection with or in contemplation of any transaction described in clause (1) or (2) of the preceding sentence shall be deemed to have been incurred by the Company or a Restricted Subsidiary, as the case may be, at the time such Person becomes a Restricted Subsidiary (or is merged into the Company or any Restricted Subsidiary) in the case of clause (1) or at the time of the acquisition of such assets in the case of clause (2), but shall not be deemed Acquired Indebtedness.

“Additional Notes” has the meaning set forth in “— General.”

“Affiliate” means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified.

“Affiliate Transaction” has the meaning set forth in “— Certain Covenants — Limitations on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into the Company or any Restricted Subsidiary or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person, which constitute all or substantially all of the assets or of an operating unit or line of business of such Person or which is otherwise outside the ordinary course of business.

“Asset Disposition” means any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) (each, a “transaction”) by the Company or any Restricted Subsidiary to any Person of any Property having a fair market value in any transaction or series of related transactions of at least $10 million. The term “Asset Disposition” shall not include:

(1)  a transaction between the Company and any Restricted Subsidiary or a transaction between Restricted Subsidiaries,

(2)  a transaction in the ordinary course of business, including, without limitation, sales (directly or indirectly), dedications and other donations to governmental authorities, leases and sales and leasebacks of (A) homes, improved land and unimproved land and (B) real estate (including related amenities and improvements),

(3)  a transaction involving the sale of Capital Stock of, or the disposition of assets in, an Unrestricted Subsidiary,

(4)  any exchange or swap of assets of the Company or any Restricted Subsidiary for assets that (x) are to be used by the Company or any Restricted Subsidiary in the ordinary course of its Real Estate Business and (y) have a Fair Market Value not less than the Fair Market Value of the assets exchanged or swapped,

(5)  any sale, transfer, conveyance, lease or other disposition of assets and properties of the Company that is governed by the provisions relating to “Limitations on Mergers, Consolidation and Sales of Assets,” or

(6)  dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business.

“Attributable Debt” means, with respect to any Capitalized Lease Obligations, the capitalized amount thereof determined in accordance with GAAP.

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Disqualified Stock and Preferred Stock.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1)  U.S. dollars;

(2)  securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of one year or less from the date of acquisition;

(3)  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

(4)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)  commercial paper rated P-1, A-1 or the equivalent thereof by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, respectively, and in each case maturing within six months after the date of acquisition; and

(6)  investments in money market funds substantially all of the assets of which consist of securities described in the foregoing clauses (1) through (5).

“Change of Control” means:

(1)  any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Restricted Subsidiaries to any Person (other than a Restricted Subsidiary); provided, however, that a transaction where the holders of all classes of Common Equity of the Company immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Change of Control;

(2)  a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of the Company representing more than 50% of the voting power of the Common Equity of the Company;

(3)  Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or

(4)  the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Restricted Subsidiaries at the end of the fiscal quarter immediately preceding the date less any assets securing any Non-Recourse Indebtedness, as determined in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” means, for any period, on a consolidated basis for the Company and the Restricted Subsidiaries, Consolidated Net Income for such period plus (each to the extent deducted in calculating such Consolidated Net Income and determined in accordance with GAAP) the sum for such period, without duplication, of:

(1)  income taxes,

(2)  Consolidated Interest Expense,

(3)  depreciation and amortization expenses and other non-cash charges to earnings and

(4)  interest and financing fees and expenses which were previously capitalized and which are amortized to cost of sales, minus all other non-cash items (other than the receipt of notes receivable) increasing such Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any determination date, the ratio of (x) Consolidated Cash Flow Available for Fixed Charges for the prior four full fiscal quarters (the “Four Quarter Period”) for which financial results have been reported immediately preceding the determination date (the “Transaction Date”), to (y) the aggregate Consolidated Interest Incurred for the Four Quarter Period. For purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Interest Incurred” shall be calculated after giving effect on a pro forma basis for the period of such calculation to

(1)  the incurrence or the repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, “repayment”) of any Indebtedness of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) giving rise to the need to make such calculation, and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, except that Indebtedness under revolving credit facilities shall be deemed to be the average daily balance of such Indebtedness during the Four Quarter Period (as reduced on such pro forma basis by the application of any proceeds of the incurrence of Indebtedness giving rise to the need to make such calculation);

(2)  any Asset Disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring Acquired Indebtedness at any time on or after the first day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Disposition or Asset Acquisition (including the incurrence or repayment of any such Indebtedness) and the inclusion, notwithstanding clause (2) of the definition of

“Consolidated Net Income,” of any Consolidated Cash Flow Available for Fixed Charges associated with such Asset Acquisition as if it occurred on the first day of the Four Quarter Period; provided, however, that the Consolidated Cash Flow Available for Fixed Charges associated with any Asset Acquisition shall not be included to the extent the net income so associated would be excluded pursuant to the definition of “Consolidated Net Income,” other than clause (2) thereof, as if it applied to the Person or assets involved before they were acquired; and

(3)  the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Incurred attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded.

Furthermore, in calculating “Consolidated Cash Flow Available for Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)  interest on Indebtedness in respect of which a pro forma calculation is required that is determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(b)  notwithstanding clause (a) above, interest on such Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” of the Company for any period means the Interest Expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” for any period means the Interest Incurred of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the aggregate net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there will be excluded from such net income (loss) (to the extent otherwise included therein), without duplication:

(1)  the net income (or loss) of (x) any Unrestricted Subsidiary (other than a Mortgage Subsidiary) or (y) any Person (other than a Restricted Subsidiary) in which any Person other than the Company or any Restricted Subsidiary has an ownership interest, except, in each case, to the extent that any such income has actually been received by the Company or any Restricted Subsidiary in the form of cash dividends or similar cash distributions during such period, which dividends or distributions are not in excess of the Company’s or such Restricted Subsidiary’s (as applicable) pro rata share of such Unrestricted Subsidiary’s or such other Person’s net income earned during such period,

(2)  except to the extent includable in Consolidated Net Income pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries (except, in the case of an Unrestricted Subsidiary that is redesignated a Restricted Subsidiary during such period, to the extent of its retained earnings from the beginning of such period to the date of such redesignation) or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary,

(3)  the net income of any Restricted Subsidiary to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period,

(4)  the gains or losses, together with any related provision for taxes, realized during such period by the Company or any Restricted Subsidiary resulting from (a) the acquisition of securities, or extinguishment of Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Disposition by the Company or any Restricted Subsidiary,

(5)  any extraordinary gain or loss together with any related provision for taxes, realized by the Company or any Restricted Subsidiary, and

(6)  any non-recurring expense recorded by the Company or any Restricted Subsidiary in connection with a merger accounted for as a “pooling-of-interests” transaction;

provided, further, that for purposes of calculating Consolidated Net Income solely as it relates to clause (3) of the first paragraph of the “Limitations on Restricted Payments” covenant, clause (4)(b) above shall not be applicable.

“Consolidated Net Worth” of any Person as of any date means the stockholders’ equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less any amount attributable to Unrestricted Subsidiaries.

“Consolidated Tangible Assets” of the Company as of any date means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Restricted Subsidiaries.

“Continuing Director” means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company’s stockholders, was duly approved by a majority of the Continuing Directors on the Board of Directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

“Control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Credit Facilities” means, collectively, each of the credit facilities of the Company or one or more Restricted Subsidiaries in existence on the Issue Date and one or more other facilities among or between the Company or one or more Restricted Subsidiaries and one or more lenders pursuant to which the Company or any Restricted Subsidiary may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under any such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under any such facility or line of credit or any successor facility or line of credit.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Designation Amount” has the meaning provided in the definition of Unrestricted Subsidiary.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes or (2) is convertible into or exchangeable or exercisable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (1) above, in each case, at any time prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “Certain Covenants — Repurchase of Notes upon Change of Control” and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the Notes as are required pursuant to the provisions described under the caption “Certain Covenants — Repurchase of Notes upon Change of Control.”

“Event of Default” has the meaning set forth in “— Events of Default.”

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantors” means (i) initially, each of:

Allegra, LLC, a California limited liability company;

APLAM, LLC, a California limited liability company;

AP LHI, Inc., a California corporation;

AP Western GP Corporation, a Delaware corporation;

AP WP Operating Corporation, a Delaware corporation;

AP WP Partners, L.P., a Delaware limited partnership;

C. Richard Dobson Builders, Inc., a Virginia corporation;

CH Investments of Texas, Inc., a Delaware corporation;

CHI Construction Company, an Arizona corporation;

CHTEX of Texas, Inc., a Delaware corporation;

The Club at Pradera, Inc., a Delaware corporation (formerly DRH Regrem II, Inc.);

Continental Homes, Inc., a Delaware corporation;

Continental Homes of Texas, L.P., a Texas limited partnership;

Continental Residential, Inc., a California corporation;

D.R. Horton, Inc.-Birmingham, an Alabama corporation;

D.R. Horton, Inc.-Chicago, a Delaware corporation;

D.R. Horton, Inc.-Denver, a Delaware corporation;

D.R. Horton, Inc.-Dietz-Crane, a Delaware corporation;

D.R. Horton, Inc.-Greensboro, a Delaware corporation;

D.R. Horton, Inc.-Jacksonville, a Delaware corporation;

D.R. Horton, Inc.-Louisville, a Delaware corporation;

D.R. Horton, Inc.-Minnesota, a Delaware corporation;

D.R. Horton, Inc.-New Jersey, a Delaware corporation;

D.R. Horton, Inc.-Portland, a Delaware corporation;

D.R. Horton, Inc.-Sacramento, a California corporation;

D.R. Horton, Inc.-Torrey, a Delaware corporation;

D.R. Horton Los Angeles Holding Company, Inc., a California corporation;

D.R. Horton Management Company, Ltd., a Texas limited partnership;

D.R. Horton San Diego Holding Company, Inc., a California corporation;

D.R. Horton-Emerald, Ltd., a Texas limited partnership;

D.R. Horton-Schuler Homes, LLC, a Delaware limited liability company;

D.R. Horton-Texas, Ltd., a Texas limited partnership;

DRH Cambridge Homes, LLC, a Delaware limited liability company;

DRH Cambridge Homes, Inc., a California corporation;

DRH Construction, Inc., a Delaware corporation;

DRH Regrem III, Inc., a Delaware corporation;

DRH Regrem IV, Inc., a Delaware corporation;

DRH Regrem V, Inc., a Delaware corporation;

DRH Regrem VII, LP, a Texas limited partnership;

DRH Regrem VIII, LLC, a Delaware limited liability company;

DRH Southwest Construction, Inc., a California corporation;

DRH Title Company of Colorado, Inc., a Colorado corporation;

DRH Tucson Construction, Inc., a Delaware corporation;

DRHI, Inc., a Delaware corporation;

HPH Homebuilders 2000 L.P., a California limited partnership;

KDB Homes, Inc., a Delaware corporation;

Lamco Housing, Inc., a California corporation;

Meadows I, Ltd., a Delaware corporation;

Meadows II, Ltd., a Delaware corporation;

Meadows VIII, Ltd., a Delaware corporation;

Meadows IX, Inc., a New Jersey corporation;

Meadows X, Inc., a New Jersey corporation;

Melody Homes, Inc., a Delaware corporation;

Melmort Co., a Colorado corporation;

Porter GP LLC, a Delaware limited liability company;

Schuler Homes of Arizona, LLC, a Delaware limited liability company;

Schuler Homes of California, Inc., a California corporation;

Schuler Homes of Oregon, Inc., an Oregon corporation;

Schuler Homes of Washington, Inc., a Washington corporation;

Schuler Mortgage, Inc., a Delaware corporation;

Schuler Realty Hawaii, Inc., a Hawaii corporation;

SGS Communities at Grande Quay, LLC, a New Jersey limited liability company;

SHA Construction LLC, a Delaware limited liability company;

SHLR of California, Inc., a California corporation;

SHLR of Colorado, Inc., a Colorado corporation;

SHLR of Nevada, Inc., a Nevada corporation;

SHLR of Utah, Inc., a Utah corporation;

SHLR of Washington, Inc., a Washington corporation;

SRHI LLC, a Delaware limited liability company;

SSHI LLC, a Delaware limited liability company;

Vertical Construction Corporation, a Delaware corporation;

Western Pacific Funding, Inc., a California corporation;

Western Pacific Housing, Inc., a Delaware corporation;

Western Pacific Housing Management, Inc., a California corporation;

Western Pacific Housing Co., a California corporation;

Western Pacific Housing-Antigua, LLC, a Delaware limited liability company;

Western Pacific Housing-Aviara, L.P., a California limited partnership;

Western Pacific Housing-Boardwalk, LLC, a Delaware limited liability company;

Western Pacific Housing-Broadway, LLC, a Delaware limited liability company;

Western Pacific Housing-Canyon Park, LLC, a Delaware limited liability company;

Western Pacific Housing-Carmel, LLC, a Delaware limited liability company;

Western Pacific Housing-Carrillo, LLC, a Delaware limited liability company;

Western Pacific Housing-Communications Hill, LLC, a Delaware limited liability company;

Western Pacific Housing-Copper Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing-Creekside, LLC, a Delaware limited liability company;

Western Pacific Housing-Culver City, L.P., a California limited partnership;

Western Pacific Housing-Del Valle, LLC, a Delaware limited liability company;

Western Pacific Housing-Lomas Verdes, LLC, a Delaware limited liability company;

Western Pacific Housing-Lost Hills Park, LLC, a Delaware limited liability company;

Western Pacific Housing-McGonigle Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing-Mountaingate, L.P, a California limited partnership;

Western Pacific Housing-Norco Estates, LLC, a Delaware limited liability company;

Western Pacific Housing-Oso, L.P., a California limited partnership;

Western Pacific Housing-Pacific Park II, LLC, a Delaware limited liability company;

Western Pacific Housing-Poinsettia, L.P., a California limited partnership;

Western Pacific Housing-Park Avenue East, LLC, a Delaware limited liability company;

Western Pacific Housing-Park Avenue West, LLC, a Delaware limited liability company;

Western Pacific Housing-Playa Vista, LLC, a Delaware limited liability company;

Western Pacific Housing-River Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing-Robinhood Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing-Santa Fe, LLC, a Delaware limited liability company;

Western Pacific Housing-Scripps II, LLC, a Delaware limited liability company;

Western Pacific Housing-Scripps, L.P., a California limited partnership;

Western Pacific Housing-Seacove, L.P., a California limited partnership;

Western Pacific Housing-Studio 528, LLC, a Delaware limited liability company;

Western Pacific Housing-Terra Bay Duets, LLC, a Delaware limited liability company;

Western Pacific Housing-Torrance, LLC, a Delaware limited liability company;;

Western Pacific Housing-Torrey Commercial, LLC, a Delaware limited liability company;

Western Pacific Housing-Torrey Meadows, LLC, a Delaware limited liability company;

Western Pacific Housing-Torrey Multi-Family, LLC, a Delaware limited liability company;

Western Pacific Housing-Torrey Village Center, LLC, a Delaware limited liability company;

Western Pacific Housing-Vineyard Terrace, LLC, a Delaware limited liability company;

Western Pacific Housing-Windemere, LLC, a Delaware limited liability company;

Western Pacific Housing-Windflower, L.P., a California limited partnership;

WPH-Camino Ruiz, LLC, a Delaware limited liability company;

WPH-HPH, LLC, a Delaware limited liability company;

and (ii) each of the Company’s Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of the Indenture.

“Holder” means the Person in whose name a Note is registered in the books of the Registrar for the Notes.

“incurrence” has the meaning set forth in “— Certain Covenants — Limitations on Indebtedness”

“Indebtedness” of any Person means, without duplication,

(1)  any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instruments issued for the benefit of or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price which, as of the date of incurrence thereof is not required to be recorded as a liability in accordance with GAAP), or (c) in respect of Capitalized Lease Obligations (to the extent of the Attributable Debt in respect thereof),

(2)  any Indebtedness of others that such Person has guaranteed to the extent of the guarantee,

(3)  to the extent not otherwise included, the obligations of such Person under Currency Agreements or Interest Protection Agreements to the extent recorded as liabilities not constituting Interest Incurred, net of amounts recorded as assets in respect of such agreements, in accordance with GAAP, and

(4)  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, net of any unamortized discount to be accounted for as Interest Expense, in accordance with GAAP, (b) the maximum liability of such Person for any contingent obligations under clause (2) above at such date, net of any unamortized discount to be accounted for as Interest Expense in accordance with GAAP, and (c) in the case of clause (4) above, the lesser of (x) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (y) the amount of the Indebtedness secured.

“Intangible Assets” of the Company means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangible on the consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP.

“Interest Expense” of any Person for any period means, without duplication, the aggregate amount of (i) interest which, in conformity with GAAP, would be set opposite the caption “interest expense” or any like caption on an income statement for such Person (including, without limitation, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs (but reduced by net gains) associated with Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense other than interest and other charges amortized to cost of sales), and (ii) all interest actually paid by the Company or a Restricted Subsidiary under any guarantee of Indebtedness (including, without limitation, a guarantee of principal, interest or any combination thereof) of any Person other than the Company or any Restricted Subsidiary during such period; provided, that Interest Expense shall exclude any expense associated with the complete write-off of financing fees and expenses in connection with the repayment of any Indebtedness.

“Interest Incurred” of any Person for any period means, without duplication, the aggregate amount of (1) Interest Expense and (2) all capitalized interest and amortized debt issuance costs.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Debt permitted to be incurred under the Indenture.

“Investment Grade” shall mean BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“Investments” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments in any other Person (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

“Marketable Securities” means (a) equity securities that are listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market and (b) debt securities that are rated by a nationally recognized rating agency, listed on the New York Stock Exchange or the American Stock Exchange or covered by at least two reputable market makers.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt rating business.

“Mortgage Subsidiary” means any Subsidiary of the Company substantially all of whose operations consist of the mortgage lending business.

“Net Cash Proceeds” means, with respect to an Asset Disposition, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise (including any cash received upon sale or disposition of such note or receivable), but only as and when received), excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property disposed of in such Asset Disposition or received in any other non-cash form unless and until such non-cash consideration is converted into cash therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be accrued as a liability under GAAP as a consequence of such Asset Disposition, and in each case net of a reasonable reserve for the after-tax cost of any indemnification or other payments (fixed and contingent) attributable to the seller’s indemnities or other obligations to the purchaser undertaken by the Company or any of its Restricted Subsidiaries in connection with such Asset Disposition, and net of all payments made on any Indebtedness which is secured by or relates to such Property, in accordance with the terms of any Lien or agreement upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all contractually required distributions and payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental warranties and indemnities, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Permitted Indebtedness” means:

(1)  Indebtedness under Credit Facilities which does not exceed $1.0 billion principal amount outstanding at any one time;

(2)  Indebtedness in respect of obligations of the Company and its Subsidiaries to the trustees under indentures for debt securities;

(3)  intercompany debt obligations of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided, however, that any Indebtedness of any Restricted Subsidiary or the Company owed to any Restricted Subsidiary that ceases to be a Restricted Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under “Limitations on Indebtedness” at the time the Restricted Subsidiary in question ceases to be a Restricted Subsidiary;

(4)  Indebtedness of the Company or any Restricted Subsidiary under any Currency Agreements or Interest Protection Agreements in a notional amount no greater than the payments due (at the time the related Currency Agreement or Interest Protection Agreement is entered into) with respect to the Indebtedness or currency being hedged;

(5)  Purchase Money Indebtedness;

(6)  Capitalized Lease Obligations;

(7)  obligations for, pledge of assets in respect of, and guaranties of, bond financings of political subdivisions or enterprises thereof in the ordinary course of business;

(8)  Indebtedness secured only by office buildings owned or occupied by the Company or any Restricted Subsidiary, which Indebtedness does not exceed $20 million aggregate principal amount outstanding at any one time;

(9)  Indebtedness under warehouse lines of credit, repurchase agreements and Indebtedness secured by mortgage loans and related assets of mortgage lending Subsidiaries in the ordinary course of a mortgage lending business; and

(10)  Indebtedness of the Company or any Restricted Subsidiary which, together with all other Indebtedness under this clause (10), does not exceed $30 million aggregate principal amount outstanding at any one time.

“Permitted Investment” means:

(1)  Cash Equivalents;

(2)  any Investment in the Company or any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such Investment or that is consolidated or merged with or into, or transfers all or substantially all of the assets of it or an operating unit or line of business to, the Company or a Restricted Subsidiary;

(3)  any receivables, loans or other consideration taken by the Company or any Restricted Subsidiary in connection with any asset sale otherwise permitted by the Indenture;

(4)  Investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any Lien or any judgment or settlement of any Person in exchange for or satisfaction of Indebtedness or other obligations or other property received from such Person, or for other liabilities or obligations of such Person created, in accordance with the terms of the Indenture;

(5)  Investments in Currency Agreements or Interest Protection Agreements described in the definition of Permitted Indebtedness;

(6)  any loan or advance to an executive officer or director of the Company or any Restricted Subsidiary made in the ordinary course of business; provided, however, that any such loan or advance exceeding $1 million shall have been approved by the Board of Directors of the Company or a committee thereof consisting of disinterested members;

(7)  Investments in joint ventures in a Real Estate Business with unaffiliated third parties in an aggregate amount at any time outstanding not to exceed 10% of Consolidated Tangible Assets at such time;

(8)  Investments in interests in issuances of collateralized mortgage obligations, mortgages, mortgage loan servicing or other mortgage related assets; and

(9)  Investments in an aggregate amount outstanding not to exceed $100 million.

“Permitted Liens” means:

(1)  Liens for taxes, assessments or governmental or quasi-government charges or claims that (a) are not yet delinquent, (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required, or (c) encumber solely property abandoned or in the process of being abandoned,

(2)  statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, if required,

(3)  Liens (other than any Lien imposed by the Employer Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security,

(4)  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Restricted Subsidiaries,

(5)  attachment or judgment Liens not giving rise to a Default or an Event of Default,

(6)  easements, dedications, assessment district or similar liens in connection with municipal or special district financing, rights-of-way, restrictions, reservations and other similar charges, burdens, and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries,

(7)  zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and the Restricted Subsidiaries,

(8)  Liens securing Indebtedness incurred pursuant to clause (8) or (9) of the definition of Permitted Indebtedness,

(9)  Liens securing Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that the aggregate amount of all consolidated Indebtedness of the Company and the Restricted Subsidiaries (including, with respect to Capitalized Lease Obligations, the Attributable Debt in respect thereof) secured by Liens (other than Non-Recourse Indebtedness and Indebtedness incurred pursuant to clause (9) of the definition of Permitted Indebtedness) shall not exceed 40% of Consolidated Adjusted Tangible Assets at any one time outstanding (after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof),

(10)  Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary; provided, that such Liens apply only to the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness,

(11)  Liens securing Purchase Money Indebtedness; provided that such Liens apply only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness,

(12)  Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness of the Company or any Restricted Subsidiary owing to the Company or one or more Restricted Subsidiaries,

(13)  leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Restricted Subsidiaries,

(14)  purchase money security interests (including, without limitation, Capitalized Lease Obligations); provided, that such Liens apply only to the Property acquired and the related Indebtedness is incurred within 90 days after the acquisition of such Property,

(15)  any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided, that such sale is not otherwise prohibited under the Indenture,

(16)  any right of a lender or lenders to which the Company or a Restricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Restricted Subsidiary with or held by such lender or lenders or its Affiliates,

(17)  any pledge or deposit of cash or property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and its Restricted Subsidiaries,

(18)  Liens for homeowner and property owner association developments and assessments,

(19)  Liens securing Refinancing Indebtedness; provided, that such Liens extend only to the assets securing the Indebtedness being refinanced, and

(20)  Liens incurred in the ordinary course of business as security for the obligations of the Company and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person, whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Public Equity Offering” means an underwritten public offering of Common Equity of the Company pursuant to an effective registration statement filed under the Securities Act (excluding registration statements filed on Form S-8 or any successor form).

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 90 days after the acquisition of such property or completion of such construction or improvement.

“Qualified Stock” means Capital Stock of the Company other than Disqualified Stock.

“Rating Agencies” shall mean (1) S&P and (2) Moody’s.

“Real Estate Business” means homebuilding, housing construction, real estate development or construction and related real estate activities, including the provision of mortgage financing or title insurance.

“Refinancing Indebtedness” means Indebtedness (to the extent not Permitted Indebtedness) that refunds, refinances or extends any Indebtedness of the Company or any Restricted Subsidiary (to the extent not Permitted Indebtedness) outstanding on the Issue Date or other Indebtedness (to the extent not Permitted Indebtedness) permitted to be incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, but only to the extent that

(1)  the Refinancing Indebtedness is subordinated to the Notes or the Guarantees, as the case may be, to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

(2)  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) after the maturity date of the Notes,

(3)  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

(4)  such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended.

“Restricted Payment” means any of the following:

(1)  the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than (a) dividends or distributions payable solely in Qualified Stock and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary);

(2)  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than a payment made to the Company or any Restricted Subsidiary); and

(3)  any Investment (other than any Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of a Subsidiary of the Company as an Unrestricted Subsidiary).

“Restricted Subsidiary” means any Subsidiary of the Company which is not an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Group or any successor to its debt rating business.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “— Certain Covenants — Limitations on Mergers, Consolidations and Sale of Assets.

“Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company so designated by a resolution adopted by the Board of Directors of the Company or a duly authorized committee thereof as provided below; provided that (a) the holders of Indebtedness thereof do not have direct or indirect recourse against the Company or any Restricted Subsidiary, and neither the Company nor any Restricted Subsidiary otherwise has liability for, any payment obligations in respect of such Indebtedness (including any undertaking, agreement or instrument evidencing such Indebtedness), except, in each case, to the extent that the amount thereof constitutes a Restricted Payment permitted by the Indenture, in the case of Non-Recourse Indebtedness, to the extent such recourse or liability is for the matters discussed in the last sentence of the definition of “Non-Recourse Indebtedness,” or to the extent such Indebtedness is a guarantee by such Subsidiary of Indebtedness of the Company or a Restricted Subsidiary and (b) no holder of any Indebtedness of such Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity as a result of a default on any Indebtedness of the Company or any Restricted Subsidiary.

Subject to the foregoing, the Board of Directors of the Company or a duly authorized committee thereof may designate any Subsidiary to be an Unrestricted Subsidiary; provided, however, that (1) the net amount (the “Designation Amount”) then outstanding of all previous Investments by the Company and the Restricted Subsidiaries in such Subsidiary will be deemed to be a Restricted Payment at the time of such designation and will reduce the amount available for Restricted Payments under the “Limitations on Restricted Payments” covenant set forth in the Indenture, to the extent provided therein, (2) the Company must be permitted under the “Limitations on Restricted Payments” covenant set forth in the Indenture to make the Restricted Payment deemed to have been made pursuant to clause (1), and (3) after giving effect to such designation, no Default or Event of Default shall have occurred or be continuing. In accordance with the foregoing, and not in limitation thereof, Investments made by any Person in any Subsidiary of such Person prior to such Person’s merger with the Company or any Restricted Subsidiary (but not in contemplation or anticipation of such merger) shall not be counted as an Investment by the Company or such Restricted Subsidiary if such Subsidiary of such Person is designated as an Unrestricted Subsidiary.

The Board of Directors of the Company or a duly authorized committee thereof may also redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (1) the Indebtedness of such Unrestricted Subsidiary as of the date of such redesignation could then be incurred under the “Limitations on Indebtedness” covenant and (2) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and the Restricted Subsidiaries could incur $1.00 of additional Indebtedness under the first paragraph of the “Limitations on Indebtedness” covenant. Any such designation or redesignation by the Board of Directors of the Company or a committee thereof will be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Company or a committee thereof giving effect to such designation or redesignation and an Officers’ Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such Officers’ Certificate. The designation of any Person as an Unrestricted Subsidiary shall be deemed to include a designation of all Subsidiaries of such Person as Unrestricted Subsidiaries; provided, however, that the ownership of the general partnership interest (or a similar member’s interest in a limited liability company) by an Unrestricted Subsidiary shall not cause a Subsidiary of the Company of which more than 95% of the equity interest is held by the Company or one or more Restricted Subsidiaries to be deemed an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the sum of all such payments described in clause (i)(a) above.

Book Entry, Delivery and Form

The Notes offered hereby will be issued in the form of a fully registered Global Note (the “Global Note”). The Global Note will be deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or Holder of such Notes outstanding under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

Neither the Company, the Trustee, the Paying Agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the Notes are represented by a Global Note, the Depositary’s nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See “Covenants-Repurchase of Notes Upon a Change of Control” and “— Limitations on Dispositions of Assets.” Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

Subject to certain conditions, any Person having a beneficial interest in the Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

Same-Day Settlement and Payment

The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

Transfer and Exchange

A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, regulations issued thereunder, judicial authority and administrative rulings and practice as in effect on the date of this prospectus supplement, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. This summary addresses only tax consequences to holders who own their notes as capital assets. It does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnership or other pass-through entities, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates, or investors that hold the notes as part of a hedge, straddle, or conversion transaction), nor does it address any tax consequences other than United States federal income tax consequences. We will not seek a ruling from the Internal Revenue Service, referred to below as the IRS, with respect to any of the matters discussed in this prospectus supplement and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of notes arising under the laws of any other taxing jurisdiction.

Federal Income Tax Consequences to U.S. Holders

For purposes of this discussion, a U.S. Holder means a beneficial owner of the notes who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen of the United States or a resident of the United States, as determined for United States federal income tax purposes;

•	a corporation or other business entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof or therein (including the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions, or a trust that was one of certain electing trusts that were in existence on August 19, 1996, and were treated as a domestic trusts on that date.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status and activities of the partner and the status and activities of the partnership. Any such partnership or other entity owning the notes and any owner thereof should consult its tax advisor as to the tax consequences of the purchase, ownership and disposition of the notes.

The term “United States” as used in this summary refers to the United States of America, including the states and the District of Columbia.

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income as the interest accrues or is paid in accordance with the U.S. Holder’s method of tax accounting for United States federal income tax purposes.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount in excess of its principal amount, the note will be considered to have “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest income otherwise required to be included in respect of the note during the taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Persons considering making this election should consult their own tax advisors.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts in respect of accrued and unpaid interest, which will be taxable as such to the extent not already included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Subject to the discussion of market discount below, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note had been held for more than one year. Long-term capital gain recognized by an individual U.S. Holder is generally subject to a maximum United States federal income tax rate of 20%.

Market Discount

If a U.S. Holder purchases a note for an amount that is less than its principal amount by more than a de minimis amount, the excess of the principal amount over the U.S. Holder’s purchase price will be treated as “market discount.”

Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other taxable disposition of a note as ordinary income to the extent of the lesser of (i) the amount of such realized gain, or (ii) the market discount which has not previously been included in income and is treated as having accrued through the time of such disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note unless the U.S. Holder elects to accrue market discount on a constant yield basis.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions.

A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and regarding the deferral of interest deductions will not apply. Any election to include market discount in income currently as it accrues applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Persons considering making this election should consult their tax advisors.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding at the applicable rate (which is currently 30%) if the U.S. Holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the IRS that that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or, (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Federal Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder means a beneficial owner of the notes who is a nonresident alien or a corporation, trust or estate that is not a U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” and entities that are treated as partnerships for United States federal income tax purposes. Such entities and their owners should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States if the interest qualifies for the so-called portfolio interest exemption. This will be the case if the Non-U.S. Holder:

•	provides to us or our paying agent the appropriate certification (as discussed below);

•	does not actually or constructively own 10% or more of the total combined voting power of our voting stock;

•	is not a “controlled foreign corporation” that is actually or constructively related to us; and

•	is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If the Non-U.S. Holder that is not treated for United States federal income tax purposes as a foreign partnership or other foreign flow-through entity provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder by name and address and stating, among other things, that the Non-U.S. Holder is not a United States person.

•	If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy.

•	If a financial institution or other intermediary that holds the note on behalf of the Non-U.S. Holder has entered into a withholding agreement with the IRS submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

•	If a Non-U.S. Holder that is treated for United States federal income tax purposes as a foreign partnership or other foreign flow-through entity furnishes to us or our paying agent an IRS Form W-8IMY (or suitable successor form), certain other required documentation, and, unless such holder has entered into a withholding agreement with the IRS, an IRS Form W-8BEN (or suitable successor form) from each direct and indirect owner.

Prospective investors, including entities treated for United States federal income tax purposes as foreign partnerships and their owners, should consult their tax advisors regarding possible additional reporting requirements.

If the portfolio interest exemption that is described above is not satisfied, a 30% withholding tax will apply to interest income on the notes paid to a Non-U.S. Holder, unless one of the following two exceptions is satisfied. The first exception applies where an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to us or our paying agent a properly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing its qualification for benefits under the treaty. The second exception applies where the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or suitable successor form).

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the appropriate statement is provided to us) in the same manner as a U.S. Holder, as described above. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any interest income that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States and the Non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a Non-U.S. Holder that is treated as a foreign corporation for United States federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

(i)	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

(ii)	the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, and in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which the United States-source capital gains exceed capital losses allocable to United States sources.

If the second exception applies, generally the Non-U.S. Holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States and the Non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). Additionally, Non-U.S. Holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments.

Treasury regulations provide that backup withholding and additional information reporting generally will not apply to payments on the notes by us to a Non-U.S. Holder if the holder certifies as to its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. Similar rules will apply in determining whether a holder is subject to backup withholding and information reporting upon the disposition of the notes.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability provided that the requisite procedures are followed. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of any applicable income tax treaty or agreement.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

UNDERWRITING

Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as joint book-running managers of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of the notes
Citigroup Global Markets Inc.	$100,000,000
Banc of America Securities LLC	100,000,000

Total	$200,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price and concessions.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FMSA”)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the notes included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering.

Paid by D.R. Horton, Inc.
Per note	0.825%

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $400,000.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates have in the past engaged in, and may in the future engage in transactions with and perform services, including commercial banking, financial advisory and investment banking transactions, for us and our affiliates in the ordinary course of business. Banc of America Securities LLC acted as sole lead arranger and sole book manager for, and its affiliate, Bank of America, N.A., is administrative agent under, our revolving credit facility. An affiliate of Citigroup is co-documentation agent under our revolving credit facility. Affiliates of the underwriters are also lenders under our revolving credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Dallas, Texas, will issue an opinion about the validity of the notes. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

EXPERTS

The consolidated financial statements of D.R. Horton, Inc. appearing in D.R. Horton, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

D.R. Horton, Inc.

Debt Securities,

Preferred Stock, Depositary Shares,

Common Stock, Warrants,

Stock Purchase Contracts and Stock Purchase Units

Trust Preferred Securities of DRH Capital Trust I,

DRH Capital Trust II and DRH Capital Trust III

and Related Subordinated Trust Debt Securities

and Guarantees of D.R. Horton, Inc.

Units of These Securities

$1,000,000,000

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 27, 2002

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	changes in general economic, real estate and business conditions;

•	changes in interest rates and the availability of mortgage financing;

•	governmental regulations and environmental matters;

•	our substantial leverage;

•	competitive conditions within our industry;

•	the availability of capital; and

•	our ability to effect our growth strategies successfully.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.

i

THE COMPANY

We are a national homebuilder. We construct and sell single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. We offer high quality homes, designed principally for first-time and move-up home buyers. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $900,000. For the year ended September 30, 2001, we closed 21,371 homes with an average sales price approximating $200,700. For the three months ended December 31, 2001, we closed 5,691 homes with an average sales price approximating $197,800.

We are one of the largest and most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 42 markets. The markets we operate in include: Albuquerque, Atlanta, Austin, Birmingham, Charleston, Charlotte, Chicago, Colorado Springs, Columbia, Dallas, Denver, Fort Myers/Naples, Fort Worth, Greensboro, Greenville, Hawaii, Hilton Head, Houston, Jacksonville, Killeen, Las Vegas, Los Angeles, Louisville, Maryland-D.C., Miami/West Palm Beach, Minneapolis/St. Paul, Myrtle Beach, New Jersey, Orlando, Phoenix, Portland, Raleigh/Durham, Richmond, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco Bay Area, Seattle, Tucson, Virginia-D.C. and Williamsburg.

We build homes under the following names: D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Mareli, Melody, Milburn, Regency, Schuler, SGS, Stafford, Torrey, Trimark and Western Pacific.

Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations comprise the most substantial part of our business, with more than 98% of consolidated revenues in fiscal 1999, 2000 and 2001. The homebuilding operations segment generates the majority of its revenues from the sale of completed homes with a lesser amount from the sale of land and lots. The financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets of both of our reporting segments are included in our consolidated financial statements.

Donald R. Horton began our homebuilding business in 1978. In 1991 we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies which were residential home construction and development companies owned or controlled by Mr. Horton. Since July 1993, we have acquired 18 other homebuilding companies, including Schuler Homes which we acquired on February 21, 2002. Schuler strengthened our market position in several markets, including California, while expanding our geographic presence and product offerings in other markets in the West region. For the twelve months ended September 30, 2001, Schuler, together with Western Pacific Housing with which it combined in April 2001, closed 5,254 homes with an average sales price approximating $293,000. For the three months ended December 31, 2001, Schuler closed 1,495 homes with an average sales price approximating $277,500. The consideration we paid for Schuler consisted of approximately 20.1 million shares of common stock and $168.7 million in cash, plus the assumption of $731.0 million in Schuler debt.

Our principal executive offices are at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, our telephone number is (817) 856-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus.

THE TRUSTS

We created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named DRH Capital Trust I, DRH Capital Trust II and DRH Capital Trust III. The trust agreement of each trust will be amended and restated prior to the issuance and sale by such trust of its trust securities, which consist of trust preferred securities and trust common securities. The original trust agreement is, and the form of the amended and restated trust agreement will be, filed as an exhibit to the registration statement of which this prospectus forms a part. The trust agreement for each trust states the terms and conditions for each trust to issue and sell its trust securities.

Each trust will exist solely to:

•	issue and sell its trust securities;

•	use the proceeds from the sale of its trust securities to purchase and hold a series of our subordinated trust debt securities;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

We will purchase all of the trust common securities of each trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under a trust agreement occurs, cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

We will guarantee the trust preferred securities as described later in this prospectus.

Trustees appointed by us, as holder of the trust common securities, will conduct each trust’s business and affairs. Trust agreements will govern the duties and obligations of the trustees. Pursuant to each trust agreement, the number of trustees will initially be four, with three different functions. Two of the trustees, who are administrative trustees, will be persons who are our employees or officers or are otherwise affiliated with us. The third trustee, which is the Delaware trustee, will be an individual resident of the State of Delaware or a corporation which maintains a principal place of business in the State of Delaware. The Delaware trustee will serve the sole purpose of complying with certain Delaware laws. The fourth trustee will be a bank or trust company unaffiliated with us and will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939. Initially, an employee of CT Corporation System will act as the Delaware trustee and American Stock Transfer & Trust Company as the property trustee. The property trustee will also act as indenture trustee under the indenture and guarantee trustee under the trust guarantee as described later in this section. We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the number of trustees will be at least three, two of which will be the administrative trustees and one of which will be the Delaware trustee.

The property trustee will hold title to our subordinated trust debt securities held by the trust for the benefit of the holders of the trust securities, and will have the power to exercise all rights, powers and privileges as the holder of the subordinated trust debt securities under the indenture pursuant to which the subordinated trust debt securities will be issued. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated trust debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the account. The guarantee trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust’s obligations under the related trust securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust’s trust agreement and the Delaware Business Trust Act and the Trust Indenture Act. The principal place of business of each trust is c/o D.R. Horton, Inc., 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006. The telephone number is 817-856-8200.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by most of our subsidiaries,

•	preferred stock, which we may issue in one or more series,

•	depositary shares,

•	common stock,

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities,

•	stock purchase contracts or

•	stock purchase units.

In addition, from time to time by this prospectus, one or more of the trusts may offer and sell trust preferred securities, which will include our trust guarantees. The trusts will hold our subordinated trust debt securities, which may be distributed to holders of trust securities under specified circumstances.

We may also offer and sell units of the above securities, which may or may not include trust preferred securities issued by one or more of the trusts.

The aggregate initial offering price of all securities sold will not exceed $1,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

•	The type and amount of securities which we propose to sell;

•	The initial public offering price of the securities;

•	The names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	The compensation, if any, of those underwriters, agents or dealers;

•	Information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	United States federal income tax considerations applicable to the securities; and

•	Any other material information about the offering and sale of the securities.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including acquisition, development and construction of new residential properties, acquisition of companies in homebuilding and related businesses, and repayment of existing indebtedness.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following summary consolidated financial information for the five years ended September 30, 2001, is derived from the audited consolidated financial statements of D.R. Horton, Inc. On April 20, 1998, we consummated a merger with Continental Homes Holding Corp. which was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been restated as if we had been combined throughout the periods presented. The following summary consolidated financial information for the three months ended December 31, 2001 and 2000 is derived from our unaudited consolidated financial statements.

	For the Fiscal Years Ended September 30,					Three Months Ended December 31,
	1997	1998	1999	2000	2001	2000	2001
	(In millions, except for number of homes and per share amounts)
Income Statement Data:
Revenues	$1,578.4	$2,176.9	$3,156.2	$3,653.7	$4,455.5	$887.7	$1,159.9
Income before cumulative effect of change in accounting principle	65.0	93.4	159.8	191.7	254.9	47.7	73.4
Income per share before cumulative effect of change in accounting principle:(1)
Basic(2)	$0.71	$0.96	$1.40	$1.70	$2.25	$0.42	$0.64
Diluted(3)	$0.64	$0.86	$1.38	$1.69	$2.21	$0.42	$0.62
Cash dividends declared per common share	$0.06	$0.09	$0.11	$0.15	$0.19	$0.04	$0.05
Weighted average number of shares outstanding:(1)
Basic(2)	91.8	96.8	113.9	112.6	113.5	112.4	115.4
Diluted(3)	107.7	112.7	116.1	113.6	115.4	114.2	117.5
Selected Operating Data:
Number of homes closed	10,038	13,944	18,395	19,144	21,371	4,290	5,691
New sales orders, net (homes)(4)	10,551	15,952	18,911	19,223	22,179	4,229	5,144
New sales orders, net ($ value)(4)	$1,595.7	$2,533.2	$3,266.2	$3,676.4	$4,502.6	$900.3	$1,021.4
Sales backlog at end of period (homes)(5)	3,961	6,341	7,309	7,388	9,263	7,327	8,716
Sales backlog at end of period ($ value)(5)	$609.2	$1,052.9	$1,356.5	$1,536.9	$1,933.8	$1,581.1	$1,829.5

	As of September 30,					As of December 31,
	1997	1998	1999	2000	2001	2000	2001
Balance Sheet Data:
Inventories	$1,024.3	$1,358.0	$1,866.1	$2,191.0	$2,804.4	$2,391.4	$2,980.1
Total assets	1,248.3	1,667.8	2,361.8	2,694.6	3,652.2	2,884.7	3,660.8
Notes payable	650.7	854.5	1,190.6	1,344.4	1,884.3	1,485.0	1,854.7
Stockholders’ equity	427.9	549.4	797.6	969.6	1,250.2	1,020.2	1,323.3

(1)	Income per share amounts and weighted average number of shares outstanding have been adjusted as appropriate to reflect the effects of the 9% and 11% stock dividends of September 2000 and March 2001 and the effect of the three-for-two stock split, to be effected as a stock dividend, declared on March 4, 2002 and payable April 9, 2002 to stockholders of record on March 26, 2002.

On February 21, 2002, we completed the acquisition of Schuler Homes. In conjunction with the Schuler acquisition, we published unaudited pro forma combined income statements for the year ended September 30, 2001 and the three months ended December 31, 2001, assuming the acquisition had occurred on October 1, 2000 and October 1, 2001, respectively. Such income statements included unaudited pro forma combined basic and diluted income per share amounts for those periods. Adjusted for the three-for-two stock split, the unaudited pro forma combined basic income per share for the year ended September 30, 2001 (before the cumulative effect of a change in accounting principle), and the three months ended December 31, 2001, would have been $2.42 and $0.69, respectively. Unaudited pro forma combined diluted income per share for those periods (before the cumulative effect of a change in accounting principle) would have been $2.38 and $0.68, respectively.

(2)	Basic income per share before cumulative effect of change in accounting principle is based upon the weighted average number of shares of common stock outstanding during each year.

(3)	Diluted income per share before cumulative effect of change in accounting principle is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities outstanding.

(4)	Represents homes placed under contract during the period, net of cancellations.

(5)	Represents homes under contract but not yet closed at the end of the period.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five years ended September 30, 2001 and the three months ended December 31, 2001 and 2000:

	Year Ended September 30,					Three Months Ended December 31,
	1997	1998	1999	2000	2001	2000	2001
Ratio	2.88	3.13	4.10	3.52	3.69	3.16	3.68

For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of income before income tax and the cumulative effect of a change in accounting principle, interest amortized to cost of sales, interest expense and the portion of rent expense deemed to represent interest. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest. To date, we have not issued any preferred stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more indentures entered into or to be entered into between us, most of our subsidiaries if they guarantee the debt securities, and American Stock Transfer & Trust Company, New York, New York, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indentures are governed by the Trust Indenture Act.

The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We are filing the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under “Incorporation of Certain Documents By Reference.” References below to an “indenture” are references to the applicable indenture under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of D.R. Horton, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture; and

•	any other material terms of the debt securities, which may be different than the terms set forth in this prospectus.

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of any such guarantee.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment of the principal of or premium, if any, on any of the debt securities of such series;

•	default for 30 days in payment of any installment of interest on any debt security of such series beyond any applicable grace period;

•	default by us or any guarantor subsidiary for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	bankruptcy, insolvency or reorganization of our company or our significant guarantor subsidiaries.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not adversely affect the legal rights of any holder; or

•	delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of or change the time for payment of interest,

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities,

•	make any debt security payable at a place or in money other than that stated in the debt security,

•	modify the ranking or priority of the debt securities or any guarantee,

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture, or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, American Stock Transfer and Trust Company, the trustee, provides, and may continue to provide, service to us as transfer agent for our common stock and trustee under indentures relating to our 8 3/8% Senior Notes due 2004, 10 1/2% Senior Notes due 2005, 8% Senior Notes due 2009, 9.75% Senior Subordinated Notes due 2010, 9.375% Senior Subordinated Notes due 2011, 7.875% Senior Notes due 2011 and Zero Coupon Convertible Senior Notes due 2021. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock is 200,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At March 20, 2002, 97,442,895 shares of common stock and no shares of preferred stock were outstanding. We have declared a three-for-two stock split, to be effected as a stock dividend, payable on April 9, 2002 to holders of record on March 26, 2002.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York, which currently serves as trustee for 8 3/8% Senior Notes due 2004, 10 1/2% Senior Notes due 2005, 8% Senior Notes due 2009, 9.75% Senior Subordinated Notes due 2010, 9.375% Senior Subordinated Notes due 2011, 7.875% Senior Notes due 2011 and Zero Coupon Convertible Senior Notes due 2021 and may also serve as trustee under other indentures for debt securities offered by this prospectus.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•	bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

A “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

General.    We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares.    If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock.    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement.    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous.    The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary.    The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•	in the case of warrants to purchase units of two or more securities, the type, number, and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase the units upon such exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, preferred stock, common stock, or any combination thereof. You should refer to the applicable prospectus supplement for:

•	all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

AND SUBORDINATED TRUST DEBT SECURITIES

Description of Trust Securities

Each trust may issue only one series of trust preferred securities having terms described in its related prospectus supplement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities. The property trustee will act as indenture trustee for purposes of the Trust Indenture Act.

We will set forth the terms of the trust preferred securities, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions, in the trust agreement. In addition, the Trust Indenture Act automatically makes some terms a part of the trust agreement. The terms of the trust preferred securities will correspond to the terms of the subordinated trust debt securities held by the trust and described in the related prospectus supplement.

The prospectus supplement relating to the trust preferred securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issuable by the trust;

•	the annual distribution rate, or method of determining such rate, for trust preferred securities and the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions;

•	whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or right, if any, of the trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

•	the voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, or of trust preferred securities issued by other trusts, or both, as a condition to specified action or amendments to the trust agreement;

•	the terms for any conversion or exchange into other securities;

•	the terms and conditions, if any, upon which the subordinated trust debt securities owned by the trust may be distributed to holders of trust preferred securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the trust agreement or with applicable law.

We will guarantee distributions on trust preferred securities to the extent set forth below under “Description of the Trust Guarantee.” We will describe material United States federal income tax considerations applicable to trust preferred securities in a prospectus supplement relating to the trust preferred securities.

Each trust will issue a series of trust common securities in connection with the issuance of trust preferred securities. Except for voting rights, the terms of trust common securities will be substantially identical to the terms of trust preferred securities. Trust common securities will rank equally with trust preferred securities except that, upon an event of default under the trust agreement, the rights of holders of trust common securities to payments will be subordinated to the rights of holders of trust preferred securities. The trust common securities will also carry the right to vote to appoint, remove or replace any trustee of the trust. We will own all of the trust common securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default as defined in the applicable trust agreement occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated trust debt securities against us. In addition, so long as their directions do not conflict with any rule of law or with such trust agreement, and could not involve such property trustee in personal liability in circumstances where reasonable indemnity would not be adequate, the holders of a majority in aggregate liquidation amount of trust preferred securities of such trust may direct the property trustee as to:

•	the time, method and place of conducting any proceeding for any remedy available to such property trustee;

•	the exercise of any trust or power conferred upon such property trustee under such trust agreement; and

•	the exercise of the remedies available to the property trustee as a holder of subordinated trust debt securities.

If such property trustee fails to enforce its rights under the subordinated trust debt securities held by such trust, a holder of trust preferred securities of such trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such property trustee’s rights under such trust agreement. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In no event will such holder be permitted or authorized to affect, disturb or prejudice the rights of any other holder or to obtain or to seek to obtain priority or preference over any other holder or to enforce any right under such trust agreement, except in the manner described in the trust agreement and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of trust preferred securities of such trust may institute a proceeding directly against us for enforcement of payment to such holder of the principal of or interest on the subordinated trust debt securities held by such trust having a principal amount equal to the aggregate stated liquidation amount of such trust preferred securities held by such holder, on or after the due dates specified or provided for in such subordinated trust debt securities. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In connection with such proceeding, we will be subrogated to the rights of such holder under the trust agreement to the extent of any payment made by us to such holder.

Description of Trust Guarantees

The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the trust guarantees. We will execute each trust guarantee for the benefit of holders of trust preferred securities. We will qualify each trust guarantee as an indenture under the Trust Indenture Act. We will identify the indenture trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities.

The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of trust guarantee, which will be filed as an exhibit to the registration statement of which this prospectus forms a part. The trust guarantee will be held by the property trustee for the benefit of holders of trust preferred securities.

General

To the extent set forth in the trust guarantee, we will agree to pay in full the guarantee payments, described below, without duplication of amounts theretofore paid by or on behalf of the trust, as and when due regardless of any defense, right of set off or counter-claim which we may have. With respect to trust preferred securities issued by a trust, we will pay in full the following payments or distributions as guarantee payments to the extent the trust fails to pay or make such guarantee payments:

•	any accrued and unpaid distributions on trust preferred securities, to the extent such trust has funds legally and immediately available therefor;

•	the redemption price, to the extent such trust has funds legally and immediately available therefor with respect to trust preferred securities called for redemption; and

•	upon voluntary or involuntary dissolution, winding up or termination of such trust, other than in connection with the distribution of subordinated trust debt securities to holders of trust preferred securities or the redemption of all trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds legally and immediately available therefor, and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

We will determine the redemption price and liquidation amount at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of such trust preferred securities or by causing the trust to pay such amounts to such holders.

Each trust guarantee will not apply to any payment or distribution except to the extent the applicable trust has funds legally available for such payment or distribution. If we do not make interest payments on the subordinated trust debt securities purchased by a trust, such trust will not pay distributions on such trust preferred securities issued by such trust and will not have funds legally available. The trust guarantee, when taken together with our obligations under the subordinated trust debt securities, the applicable indenture and the trust agreement, including our obligation to pay costs, expenses, debt, and liabilities of such trust, other than with respect to the trust securities, will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the trust preferred securities from the time of issuance.

Amendment of Trust Guarantee; Assignment

Except for changes which do not materially adversely affect the rights of holders of trust preferred securities, each trust guarantee may be amended only with the approval of a majority in liquidation amount of trust preferred securities issued by the applicable trust. The manner of obtaining any such approval will be as set forth in the applicable trust agreement. The trust guarantee will bind the successors, assigns, receivers, trustees and representatives of us and continue to benefit the trust guarantee trustee and holders of trust preferred securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under the applicable indenture, we may not assign our rights or delegate our obligations under the trust guarantee.

Termination of the Trust Guarantee

Each trust guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of such trust,

•	upon distribution of subordinated trust debt securities held by such trust to the holders of and in exchange for trust preferred securities, or

•	upon full payment of amounts payable in accordance with the trust agreement upon liquidation of such trust.

The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay any sums paid to them under the trust preferred securities or trust guarantee.

Events of Default

An event of default under a trust guarantee will occur if we fail to make the payments required by the trust guarantee.

The holders of a majority in liquidation amount of trust preferred securities relating to such trust guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trust guarantee trustee or to direct the exercise of any trust or power conferred upon such trust guarantee trustee under the trust guarantee. If the trust guarantee trustee fails to enforce such trust guarantee, any holder of record of trust preferred securities relating to such trust preferred guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee’s rights, without first instituting any other legal proceeding.

Status of Trust Guarantee

The trust guarantee will constitute our unsecured obligation and will rank:

•	subordinate and junior in right of payment to all of our other liabilities, including the subordinated trust debt securities, except those made equal or subordinate by their terms,

•	equal with the most senior preferred stock which may now or hereafter be issued or guaranteed by us; and

•	senior to our common stock.

The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related trust guarantee. Each trust guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such trust guarantee without instituting a legal proceeding against any other person or entity. Each trust guarantee will be deposited with the applicable trust guarantee trustee to be held for the benefit of the holders of such trust preferred securities. Except as otherwise noted herein, the trust guarantee trustee has the right to enforce the trust guarantee on behalf of the holders of the related trust preferred securities. Except as described under “Termination of the Trust Guarantee” above, the trust guarantee will not be discharged except by payment of the guarantee payments in full without duplication of amounts theretofore paid by the trust.

Information Concerning Trust Guarantee Trustee

The trust guarantee trustee, prior to the occurrence of a default with respect to the trust guarantee and after the curing of all such defaults that may have occurred, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual’s own affairs. Subject to such provisions, the trust guarantee trustee will be under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. However, in any event, the trust guarantee trustee must exercise the rights and powers vested in it by such trust guarantee upon the occurrence of an event of default under such trust guarantee. The trust guarantee trustee also serves as property trustee. In the ordinary course of its business, American Stock Transfer and Trust Company, the trustee, provides, and may continue to provide, service to us as transfer agent for our common stock and trustee under indentures relating to our 8 3/8% Senior Notes due 2004, 10 1/2% Senior Notes due 2005, 8% Senior Notes due 2009, 9.75% Senior Subordinated Notes due 2010, 9.375% Senior Subordinated Notes due 2011, 7.875% Senior Notes due 2011 and Zero Coupon Convertible Senior Notes due 2021.

Governing Law

The trust guarantee will be governed by the laws of the State of New York.

Agreement as to Expenses and Liabilities

As will be required by the trust agreement, we will enter into an agreement in which we irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust. This separate agreement as to expenses and liabilities does not include obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

Additional Description of Subordinated Trust Debt Securities Issued to the Trusts

Set forth below is a description of the terms of the subordinated trust debt securities which each trust will hold as trust assets. The subordinated trust debt securities may be issued from time to time in one or more series under an indenture between us and American Stock Transfer and Trust Company, as indenture trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable indenture and supplements creating and governing the subordinated trust debt securities, which will be filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the subordinated trust debt securities will include those stated in the indenture and the related supplemental indenture and those made a part of the indenture by reference to the Trust Indenture Act.

Upon a dissolution of a trust, the property trustee, following satisfaction of liabilities to creditors of the trust in accordance with the provisions of applicable law, may distribute the subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust.

If the property trustee distributes any subordinated trust debt securities to holders of trust preferred securities, we will use our best efforts to have such subordinated trust debt securities traded on the same stock exchange, if any, as the related trust preferred securities are traded.

General

Subordinated trust debt securities will be issued in a principal amount equal to the aggregate stated liquidation amount of trust preferred securities, plus our investment in trust common securities.

The entire principal amount of the subordinated trust debt securities held by each trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including additional interest, if any, on the date set forth in the applicable prospectus supplement.

If subordinated trust debt securities held by a trust are distributed to holders of trust preferred securities of such trust in liquidation of such holders’ interests in such trust, such subordinated trust debt securities will initially be issued as a global security. Under certain limited circumstances, subordinated trust debt securities may be issued in certificated form in exchange for a global security. In the event subordinated trust debt securities are issued in certificated form, such subordinated trust debt securities will be in denominations as specified in the applicable prospectus supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. We will make payments on subordinated trust debt securities issued as a global security to the depositary for the subordinated trust debt securities. In the event subordinated trust debt securities are issued in certificated form, principal and interest will be payable, the transfer of the subordinated trust debt securities will be registrable and subordinated trust debt securities will be exchangeable for subordinated trust debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. In such an event, however, at our option, we may pay interest by check mailed to the address of the persons entitled thereto.

Certain Covenants

If there has occurred any event that would constitute an indenture event of default or we are in default with respect to our payment of any obligations under the trust guarantee, then:

•	we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock other than:

•	purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans or any other contractual obligation of ours, other than a contractual obligation ranking junior to the subordinated trust debt securities,

•	as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

•	we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank junior to the subordinated trust debt securities, and

•	we may not make any guarantee payments with respect to the foregoing (other than pursuant to the trust guarantee).

We will covenant, as long as trust preferred securities of a trust remain outstanding:

•	to maintain 100% ownership of trust common securities of such trust,

•	not to cause such trust to terminate, except in connection with a distribution of subordinated trust debt securities, and

•	to use our reasonable efforts to cause such trust:

•	to remain a statutory business trust, except in connection with the distribution of subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust, the redemption of all trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement, and

•	to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Optional Redemption

We will have the right to redeem the subordinated trust debt securities, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable prospectus supplement, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to a premium on the principal amount to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to the redemption date, as specified in the applicable prospectus supplement. If a partial redemption of the trust preferred securities resulting from a partial redemption of the subordinated trust debt securities held by a trust would result in the delisting of the trust preferred securities of such trust, we may only redeem such subordinated trust debt securities held by such trust in whole. In addition, if a change in tax or securities laws occurs that adversely affects specified tax or securities characteristics of the trust, upon not less than 30 or more than 60 days notice, within 90 days after the occurrence of such event and subject to the terms and conditions of the subordinated indenture, we may redeem such subordinated trust debt securities, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest, including additional interest, if any, to the redemption date. In the event of redemption of such subordinated trust debt securities in part only, we will issue new subordinated trust debt securities for the unredeemed portion in the name or names of the holders who surrender their unredeemed subordinated trust debt securities.

Interest

Each subordinated trust debt security will bear interest at the rate set forth in the applicable prospectus supplement from the original date of issuance, payable quarterly in arrears on the interest payment dates which will be specified in the prospectus supplement, to the person in whose name such subordinated trust debt security is registered, subject to specified exceptions, on the record date specified in the applicable prospectus supplement.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the subordinated debt securities is not a business day, then we will pay the interest payable on such date on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Option To Extend Interest Payment Period

Except to the extent set forth in the applicable prospectus supplement, we will have the right at any time to defer payments of interest on subordinated trust debt securities by extending the interest payment period for up to 20 consecutive quarters. At the end of such an extension period, we will pay all interest then accrued and unpaid, including any additional interest, together with interest thereon at the rate specified and to the extent permitted by applicable law. We will covenant in the applicable indenture for the benefit of the holders of a series of subordinated trust debt securities, that, subject to the next succeeding sentence:

•	we will not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and

•	we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the trust guarantee) issued by us which rank junior to the applicable series of subordinated trust debt securities:

•	if at such time we will have given notice of our election to extend an interest payment period for a series of subordinated trust debt securities and such extension shall be continuing, or

•	if at such time an event of default with respect to a series of subordinated trust debt securities will have occurred and be continuing.

The preceding sentence, however, shall not restrict:

•	any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan,

•	dividends or distributions in our capital stock, or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Prior to the termination of any such extension period for a series of subordinated trust debt securities, we may further defer payments of interest on such subordinated trust debt securities, by extending the interest payment period, provided that such extension period together with all such previous and further extensions thereof for such series of subordinated trust debt securities may not exceed 20 consecutive quarters or extend beyond the maturity of such series of subordinated trust debt securities.

Upon the termination of any extension period for a series of subordinated trust debt securities, and the payment of all accrued and unpaid interest on the subordinated trust debt securities then due, we may select a new extension period for such series of subordinated trust debt securities, as if no extension period had previously been declared, subject to the above requirements. We will not be required to pay interest on a series of subordinated trust debt securities during an extension period until the end thereof.

If the property trustee is the sole holder of the subordinated trust debt securities, we will give the administrative trustees and the property trustee notice of our selection of such extension period for such series of subordinated trust debt securities one business day prior to the earlier of (1) the next succeeding date on which distributions on the related trust preferred securities are payable or (2) the date a trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such trust preferred securities on the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The administrative trustees shall give notice of our selection of such extension period to the holders of such trust preferred securities. If the property trustee is not the sole holder of a series of subordinated trust debt securities, we will give the holders of such subordinated trust debt securities notice of our selection of such extension period ten business days prior to the earlier of (1) the interest payment date or (2) the date we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such subordinated trust debt securities, but in any event at least two business days before such record date.

We have no present intention to defer interest payments.

Additional Interest

If a trust is required to pay any taxes, duties, assessments or other governmental charges, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest such additional amounts as shall be required so that the net amounts received and retained by a trust after paying any such charges will be equal to the amount such trust would have received had no such charge been imposed.

Events of Default Under Applicable Indenture

We will define an event of default with respect to any series of subordinated trust debt securities in the indenture or applicable supplemental indenture. An event of default may include:

•	our default in payment of the principal of or premium, if any, on any of the subordinated trust debt securities of such series;

•	default for 30 days in payment of any installment of interest, including additional interest, on any subordinated trust debt security of such series beyond a valid extension;

•	default by us for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	voluntary or involuntary dissolution, winding up, termination, bankruptcy, insolvency or reorganization of a trust, except in connection with:

•	the distribution of subordinated trust debt securities to holders of trust securities in liquidation of a trust,

•	the redemption of all outstanding trust securities of such trust, or

•	mergers or consolidations permitted by the trust agreement.

The holders of not less than a majority in aggregate principal amount of subordinated trust debt securities may waive any past default, except (1) a default in payment of principal, premium, interest or additional interest, unless such default has been cured and a sum sufficient to pay all installments due otherwise than by acceleration has been deposited with the subordinated debt security trustee, or (2) a default in a covenant or provision which under the applicable indenture may not be modified or amended without the consent of each holder of a subordinated trust debt security. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as holder of subordinated debt securities.

Payment and Paying Agents

Payment of principal and premium, if any, on subordinated trust debt securities will be made only if the holder of subordinated trust debt securities surrenders them to the paying agent of the subordinated trust debt securities.

Principal of and any premium and interest, if any, on subordinated trust debt securities will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time pursuant to the subordinated trust debt security indenture. Payment of interest on the subordinated trust debt securities on any interest payment date will be made to the person in whose name the subordinated trust debt security is registered at the close of business on the regular record date for such interest payment.

The indenture trustee will act as paying agent with respect to the subordinated trust debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent at the place of payment.

Consolidation, Merger and Sale

The applicable indenture will provide that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the trust guarantee and the payment of the principal of, and premium, if any, and interest on all of the subordinated trust debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture or the trust guarantee, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the indenture trustee.

The indenture will not otherwise contain any covenant which restricts our ability to merge or consolidate with or into any other person, sell or convey all or substantially all of our assets to any person or otherwise engage in restructuring transactions.

Information Concerning Indenture Trustee for the Subordinated Trust Debt Securities

The indenture trustee for the subordinated debt securities, prior to default and after the curing of all defaults, if any, will undertake to perform only such duties as will be specifically set forth in the applicable indenture and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated trust debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. However, the foregoing will not relieve the indenture trustee, upon the occurrence of an indenture event of default, from exercising the rights and powers vested in it by the indenture. The indenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

We will have the right at all times to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of ours. However, in the event of any such assignment, we will remain liable for all of such obligations under the indenture. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture will provide that it may not otherwise be assigned by the parties thereto.

Effect of Obligations under Subordinated Trust Debt Securities and Trust Preferred Securities Guarantee

As long as payments are made when due on subordinated trust debt securities, the trust will have sufficient funds to be able to make all appropriate payments on trust securities. This is primarily because:

•	the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of such trust securities;

•	the interest rate and interest and other payment dates on the subordinated trust debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	we will pay for all costs and expenses of each trust; and

•	the trust agreement will provide that the trustees may not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

We will guarantee payments of distributions and other payments due on the trust preferred securities, to the extent funds are available therefor and to the extent set forth under “Description of the Trust Guarantees.” If we do not make interest payments on subordinated trust debt securities, it is expected that the trust will not have sufficient funds to pay distributions on its trust preferred securities. The trust guarantee is a full and unconditional guarantee, but does not apply to any payment unless the trust has sufficient funds for such payment.

If we fail to make payments on subordinated trust debt securities when due, taking into account any extension period, the trust agreement will provide a mechanism whereby holders of trust preferred securities may direct the property trustee to enforce its rights, including proceeding directly against us. If the property trustee fails to enforce its rights, a holder of trust preferred securities may sue us directly to enforce those rights, without first instituting legal proceedings against the trust, the property trustee or any other person or entity.

If we fail to make payments under the trust guarantee, the trust guarantee provides a mechanism whereby the holders of trust preferred securities may direct the trust guarantee trustee to enforce its rights. If the trust guarantee trustee fails to enforce its rights, any holder of trust preferred securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the trust, the trust guarantee trustee or any other person or entity.

Pursuant to an agreement as to expenses and liabilities to be entered into by us under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust other than obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on trust preferred securities to the extent of funds available to the trust.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus may be sold:

•	through agents,

•	to or through underwriters,

•	through dealers,

•	directly by us to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any such methods of sale.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price, or prices which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If an underwriter or underwriters are utilized in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if utilized.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Dallas, Texas, has rendered an opinion with respect to the validity of the securities being offered by this prospectus, other than with respect to trust preferred securities. We filed the opinion as an exhibit to the registration statement of which this prospectus is a part. Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, has rendered an opinion with respect to the validity of the trust preferred securities being offered by this prospectus. We filed the opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of D.R. Horton, Inc. appearing in D.R. Horton, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2001, and the balance sheet of Schuler Homes, Inc., the consolidated financial statements of Schuler Residential, Inc. and the combined financial statements of Western Pacific Housing appearing in Schuler Homes, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Schuler Homes, Inc. for the three and nine-month periods ended December 31, 2001 and 2000, incorporated herein by reference, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Schuler Homes, Inc.’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

D.R. Horton, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We, the trusts, and our guarantor subsidiaries have filed jointly with the Commission a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the trusts, our guarantor subsidiaries and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

Filing	Period or Date
Annual Report on Form 10-K	Year ended September 30, 2001
Quarterly Report on Form 10-Q	Quarter ended December 31, 2001
Current Reports on Form 8-K	October 22, 2001
November 8, 2001
January 22, 2002
January 24, 2002
January 31, 2002
February 15, 2002
February 21, 2002 (including
amendment filed March 25, 2002)

Pages 101 through 109 under the captions “Directors and Executive Officers” through “Compensation Committee Interlocks and Insider Participation,” and page 115 under the caption “Section 16(a) Beneficial Ownership Reporting Compliance,” contained in our Proxy Statement/ Prospectus, relating to our 2002 annual meeting of stockholders and incorporated into our Annual Report on Form 10-K.

This prospectus also includes by reference financial statements relating to Schuler included in the documents listed below that Schuler previously filed with the Commission and that are not included in or delivered with this document. Such financial statements contain important information about Schuler and its financial condition.

The unaudited financial statements of Western Pacific Housing for the nine months ended December 31, 2000 contained in pages F-3 through F-15 of Amendment No. 1 to Registration Statement on Form S-3 of Schuler Holdings, Inc., as filed with the Commission on March 30, 2001 (File No. 333-56354).

The financial statements of Schuler Homes, Inc., Schuler Residential, Inc. and Western Pacific Housing contained in pages F-1 through F-37 of the Annual Report on Form 10-K of Schuler Homes, Inc. for the year ended March 31, 2001 (File No. 0-32461).

The financial statements of Schuler Homes, Inc. contained in pages 5 through 16 of the Quarterly Report on Form 10-Q of Schuler Homes, Inc. for the quarter ended December 31, 2001 (File No. 0-32461).

We incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than filings under Item 9), as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Assistant to Corporate Counsel

D.R. Horton, Inc.

1901 Ascension Boulevard

Suite 100

Arlington, Texas 76006

(817) 856-8200, ext. 1046

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

$200,000,000

D.R. Horton, Inc.

6.875% Senior Notes due 2013

PROSPECTUS SUPPLEMENT

April 11, 2003

Citigroup

Banc of America Securities LLC